Exhibit 10.8

Joint Venture Agreement

Between

International Truck and Engine Corporation,

International Truck and Engine Investments Corporation

and

Monaco Coach Corporation

Dated effective as of January 24, 2007

The Member Interests of the Company (the “Member Interests”) are subject to the restrictions on transfer and other terms and conditions set forth in this Agreement.

The Member Interests have been acquired for investment only and have not been registered under (a) the Federal Securities Act of 1933, as amended or (b) any other state securities law.  The Member Interests may not be offered for sale, pledged, hypothecated, sold, assigned, or transferred, except in compliance with (i) such laws and (ii) the terms and conditions of this Agreement.

5.11	Directors and Officers—Indemnification	17
5.12	Average Cost Savings.	19

ARTICLE VI Transfer Restrictions on Member Interests		20
6.1	Restrictions on Transfer of Member Interests	20
6.2	Effect of Non-compliance	21

ARTICLE VII Termination		21
7.1	Termination Generally	21
7.2	Termination for Default	22
7.3	Remedies—Upon Default by One Member	24
7.4	Remedies if Both Members are Defaulting Members	24
7.5	Post-Termination Supply Arrangements	25

ARTICLE VIII Dissolution		25
8.1	Generally	25
8.2	Liquidation Procedures	25
8.3	Certified Liquidation Statement	25

ARTICLE IX Reporting and Accounting Provisions		26
9.1	Books and Records	26
9.2	Other Accounting and Tax Provisions	26
9.3	Distribution of Financial Statements and Other Reports	26
9.4	Right of Inspection and Examination	27
9.5	Auditors	27

ARTICLE X Dispute Resolution		27
10.1	Generally	27
10.2	Dispute Resolution Procedures	27

ARTICLE XI Indemnification		29
11.1	Survival; Effect of Knowledge; Other	29
11.2	Indemnification—By International	29
11.3	Indemnification—By Monaco	29
11.4	Limitations on Indemnification Amount	30
11.5	Time Limitations	30
11.6	Procedure for Indemnification—Third Party Claims	30
11.7	Procedure for Indemnification—Other Claims	31
11.8	Satisfaction of Indemnification Obligations	31
11.9	Exclusiveness of Remedies	31

ARTICLE XII Competition		32
12.1	Competition	32
12.2	Independent Agreements	33
12.3	Scope of Restrictions	33

ARTICLE XIII Confidentiality		33

ii

13.1	Confidentiality—Confidential Information	33
13.2	Confidentiality—Company Information	34
13.3	Definitions—Company Information and Other	34
13.4	Certain Exceptions	35
13.5	Permitted Disclosure to Representatives	36
13.6	Disclosure to Non-Representatives	36
13.7	Continuing Protection of Trade Secrets	36
13.8	Remedies	36
13.9	Attorney-Client Privilege	36
13.10	Continuing Obligations	37
13.11	No Limitation on Other Agreements	37

ARTICLE XIV Miscellaneous		37
14.1	Further Assurances	37
14.2	Notices	37
14.3	Jurisdiction; Service of Process	39
14.4	Waiver	39
14.5	Entire Agreement and Modification	39
14.6	Assignments, Successors	39
14.7	No Third Party Rights	39
14.8	Severability	39
14.9	Time is of the Essence; Computation of Time	40
14.10	Expenses	40
14.11	Governing Law	40
14.12	Counterparts	40

iii

Joint Venture Agreement

This Joint Venture Agreement (together with all Attachments and Exhibits and amendments to it, this “Agreement”), is executed as of January 24, 2007, by and among International Truck and Engine Corporation, a Delaware corporation (“ITEC”), International Truck and Engine Investments Corporation, a Delaware corporation and wholly-owned subsidiary of ITEC (“Investments” and, together with ITEC, “International”), and Monaco Coach Corporation, a Delaware corporation (“Monaco”).

RECITALS

WHEREAS, ITEC’s wholly owned indirect subsidiary, Workhorse Custom Chassis, LLC, an Illinois limited liability company (“Workhorse”), is a manufacturer of stripped chassis products (i.e., a rolling chassis including power-train but excluding cab) for recreational vehicles, buses and step vans;

WHEREAS, Monaco is a manufacturer of premium recreational vehicles, including Class A, B and C motor coaches, as well as rear engine diesel stripped chassis products; and

WHEREAS, International and Monaco desire to form a joint venture as a Delaware limited liability company (the “Company”) to be the exclusive manufacturer and supplier of (i) all of Workhorse’s production requirements for its current and future portfolio of rear engine diesel recreational vehicle and low-floor bus stripped chassis products (excluding the “Whirlaway” platform) and (ii) all of Monaco’s production requirements for all of its current and future rear engine diesel stripped chassis (such supply and manufacturing operations, the “Business”).

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement (the mutuality, adequacy and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1 Certain Defined Terms.  Capitalized terms used in this Agreement have the meanings indicated in Attachment 1.1.

1.2 Rules of Construction.  Attachment 1.2 contains rules of construction relating to this Agreement.

1.3 Joint and Several Liability.  All obligations of ITEC and Investments under this Agreement shall be joint and several, whether or not such obligation is stated as an obligation of a Member or the holder of Member Interests.

ARTICLE II
Establishment of the Company

2.1 Establishment of the Company.

(a) Generally.  At the Closing (as defined in Section 2.7), the Members will establish the Company pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, § 18—101 et seq. (1992) (the “DLLCA”).

(b ) Applicability of the DLLCA.  To the extent that a Member’s rights and obligations with respect to, and procedures with respect to the administration, dissolution, liquidation and termination of, the Company are not set forth in this Agreement, which constitutes the Company’s limited liability company agreement, they will be governed by the DLLCA.  To the extent that this Agreement contains a provision contrary to a DLLCA provision that permits its being overridden by a limited liability company agreement, that DLLCA provision is overridden by such contrary provision in this Agreement whether or not specific reference is made to the overridden provision of the DLLCA.

2.2 Name.  The name of the Company is “Custom Chassis Products, LLC.”

2.3 Term.  The Company will continue for a fixed term of 10 years commencing on the Closing Date; provided that, at the end of the initial term (and any renewal term), the Company will be continued for an additional four year renewal term unless either Member shall have given written notice to the other at least one year prior to the end of such term stating that the term of the Company will not be so renewed.

2.4 Representations and Warranties.  International makes the representations and warranties set forth in Attachment 2.4-A, and Monaco makes the representations and warranties set forth in Attachment 2.4-B.   MONACO ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY INTERNATIONAL ARE THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ATTACHMENT 2.4-A, AND MONACO HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF

OF INTERNATIONAL OR BY ANY AFFILIATE OR REPRESENTATIVE OF INTERNATIONAL.   INTERNATIONAL ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY MONACO ARE THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ATTACHMENT 2.4-B, AND INTERNATIONAL HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF MONACO OR BY ANY AFFILIATE OR REPRESENTATIVE OF MONACO.

2.5 Covenants Pending Closing.  Until the Closing, International and Monaco will comply with the covenants set forth in Attachment 2.5.

2.6 Closing Conditions and Termination.  The conditions to International’s obligation to close and, if not satisfied, the right to terminate are set forth in Attachment 2.6-A.  The conditions to Monaco’s obligation to close and, if not satisfied, the right to terminate are set forth in Attachment 2.6-B.

2.7 Place and Time of Closing.  The completion of the Formation Transactions (the “Closing”) will occur at the offices of Kirkland & Ellis LLP, Chicago, Illinois, commencing at 10:00 a.m. (local time) on (a) February 9, 2007 or, if later, the second Business Day following the satisfaction of the conditions to the Closing set forth in Attachment 2.6-A and Attachment 2.6-B and effective as of the opening of business on such day, or (b) at such other date, time and place as the parties may agree (the date of the Closing, the “Closing Date”).

2.8 Closing Deliveries.  At the Closing:

(a) Deliveries By International.  International will deliver:

(i)            to Monaco and the Company, each Related Agreement to which International or any of its Affiliates is a party;

(ii)           to Monaco and the Company, a certificate executed by an authorized representative of International to the effect that, except as otherwise stated in such certificate, each of International’s representations and warranties pursuant to Section 2.4 is accurate in all material respects as of the date of this Agreement and as of the date of the Closing as if made on the date of the Closing, except for those representations and warranties given as of a specified date, which shall be accurate in all material respects as of such specified date (in each case, without giving effect to any exceptions made in such certificate);

(iii)          to Monaco, such other documents as Monaco may reasonably request for the purpose of (A) evidencing the accuracy of any of International’s representations and warranties, (B) evidencing the performance by International of, or the compliance by International with, any covenant or obligation required to be performed or complied with by International, (C) evidencing the satisfaction of any condition referred to in Attachment 2.6-B, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement; and

(iv)          to the Company its capital contribution, consisting of (A) cash in an amount to be agreed upon by the parties to this Agreement and (B) the assets to be agreed upon by the parties to this Agreement that International will transfer by the transfer documents in form and substance reasonably agreed by the parties, together with any permits and/or licenses required in connection with such assets.

(b) Deliveries By Monaco.  Monaco will deliver:

(i)            to International and the Company, each Related Agreement to which Monaco or any of its Affiliates is a party;

(ii)           to International and the Company, a certificate executed by an authorized representative of Monaco to the effect that, except as otherwise stated in such certificate, each of Monaco’s representations and warranties pursuant to Section 2.4 is accurate in all material respects as of the date of this Agreement and as of the date of the Closing as if made on the date of the Closing, except for those representations and warranties given as of a specified date, which shall be accurate in all material respects as of such specified date (in each case, without giving effect to any exceptions made in such certificate);

(iii)          to International, such other documents as International may reasonably request for the purpose of (A) evidencing the accuracy of any of Monaco’s representations and warranties, (B) evidencing the performance by Monaco of, or the compliance by Monaco with, any covenant or obligation required to be performed or complied with by Monaco, (C) evidencing the satisfaction of any condition referred to in Attachment 2.6-A, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement; and

(iv)          to the Company its capital contribution, consisting of (A) cash in an amount to be agreed upon by the parties to this Agreement and (B) the assets to be agreed upon by the parties to this Agreement that Monaco will transfer by the transfer documents transfer documents in form and substance reasonably agreed by the parties, together with any permits and/or licenses required in connection with such assets.

2.9 Initial Member Interests.

(a) Generally.  The respective initial interests of the Members in the capital, net profits, net losses and distributions of the Company as represented by their Member Interests are as follows:

Name	Member Interest
Investments	51.0%
Monaco	49.0%
Total	100.0%

Such percentages will change only (i) by amendment to this Agreement, (ii) by an assignment of a Member Interest permitted by this Agreement, (iii) by the issuance of additional Units in accordance with the terms of this Agreement, or (iv) to reﬂect additional capital contributions pursuant to Section 3.2.  Such changes will be effective upon the effective date of the amendment, assignment, issuance or additional capital contribution, and the Company’s books will be closed as of such effective date so that allocations and distributions in accordance with Article IV can be made to reﬂect such change in Member Interests.  The percentages set forth above, as so changed, apply in all circumstances where relevant to determining the extent of each Member’s interest in the Company, including its rights to profits and losses, right to vote on, consent to or otherwise participate in any decision or action to be taken by the Members under this Agreement or the DLLCA.

(b) Units.  Each Member’s Member Interest may be stated in terms of “Units.” For such purposes, initially each Member has Units equal to its initial Member Interest percentage (so that, for example, Investments has 51 Units at the date of this Agreement).

2.10 Company Obligations & Rights.

(a) Generally.  The Members will cause the Company to fulfill its obligations pursuant to this Agreement.  The Company may, as a third party beneficiary or otherwise, independently enforce its rights under this Agreement, including those under Article XI and Article XII.

ARTICLE III
Capital Contributions

3.1 Initial Capital Contributions.  Immediately after the completion of the Closing, the Book Capital Account of each Member shall be as agreed upon by the parties hereto.

3.2  Additional Capital Contributions and Member Loans.

(a) Mandatory Only If Included in Business Plan.  Each Member will make additional capital contributions (“Additional Capital Contributions”) or loans (“Member Loans”) to the Company, but only in the amounts and at the times set forth in the Business Plan as it may be amended from time to time.  Neither Member is otherwise required to make Additional Capital Contributions or make Member Loans to the Company.

(b) Procedure.

(i)            Generally.  All requirements or requests for Additional Capital Contributions or Member Loans will (A) be in a notice delivered to each Member by the Company stating explicitly whether such requirement or request relates to an Additional Capital Contribution or a Member Loan, and stating that such Additional Capital Contribution or Member Loan, as applicable, has been approved by the Board of Directors in accordance with Section 5.4 or pursuant to the Business Plan; (B) state the aggregate amount of Additional Capital Contributions or Member Loans, as applicable, and the amount of each Member’s share of such Additional Capital Contribution or Member Loan (which shall in all cases be allocated on a pro rata basis between the Members); and (C) specify the date that the Additional Capital Contribution or Member Loan, as applicable, is to be made, which will not be sooner than twenty (20) Business Days following each Member’s receipt of the notice.  Except as set forth in the last sentence of Section 3.3, any amounts paid to the Company pursuant to a notice delivered in accordance with this Section 3.2(b) shall be characterized as an Additional Capital Contribution or Member Loan based on how the related requirement or request is characterized in such notice.

(ii)           Accompanying Certificate.  Each Member will deliver certificates to the Company and to each other, dated as of the date the Additional Capital Contribution or Member Loan, as applicable, is to be made, that contain customary representations and warranties relating to authorization, title and such other matters with respect to capital contributions in the form of property (other than cash) as the Members shall reasonably agree.  In addition, if Additional Capital Contributions are to consist of property other than cash, such certificate will contain customary representations and warranties as to the ownership and condition of any such property.

(c) Member Loans.  Each Member Loan will be evidenced by a promissory note bearing interest at a ﬂuctuating rate equal to six percentage points over the Prime Rate, but not in excess of any legally permitted rate of interest (the “Specified Interest Rate”).  “Prime Rate” means the prime rate as published in the “Money Rates” table of The Wall Street Journal on the first publication day of the calendar quarter in which the loan was made and as adjusted as of the first publication day of each subsequent calendar quarter until paid.  Each Member Loan will (i) be for such term and subject to such security, if any, as determined by the Board of Directors, (ii) if necessary to secure financing for the Company, be subordinated to any other indebtedness of the Company or a portion of it, (iii) become due and payable in the event the Company is dissolved, (iv) rank pari passu with any and all other Member Loans and (v) be non-recourse as to the other Member.

3.3 Failure of a Member to Make Additional Capital Contribution or Member Loan.  If a Member (the “Non-Contributing Member”) fails to make all or a portion of a required Additional Capital Contribution or Member Loan within thirty (30) days of when such Additional Capital Contribution or Member Loan is due, the other Member (the “Other Member”) may lend an amount equal to such shortfall to the Non-Contributing Member (a “Shortfall Loan”), which amount shall constitute an Additional Capital Contribution or Member Loan by the Non-Contributing Member and shall be secured by the Non-Contributing Member’s Member Interest.  Until all accrued interest and principal on the Shortfall Loan is repaid in full (i) the Non-Contributing Member will be liable to the Other Member for the amount of such Shortfall Loan, plus all expenses incurred by the Other Member and the Company in connection with such Shortfall Loan, to be repaid in 20 equal quarterly installments (minus any applicable Shortfall Distributions (as defined below)) plus interest at the Specified Interest Rate; and (ii) any distributions from the Company otherwise due to the Non-Contributing Member will be paid directly to the Other Member and be applied to the interest and principal of the Shortfall Loan (“Shortfall Distributions”).  In addition to the foregoing, any Member providing a Shortfall Loan to another Member shall be entitled, in its sole discretion, to recharacterize the Additional Capital Contributions as Member Loans.

3.4 No Withdrawal of or Payment of Interest on Capital.  No Member will have any right to withdraw or make a demand for withdrawal of all or any portion of its Book Capital Account.  No interest or additional share of profits will be paid or credited to the Members on their Book Capital Accounts.

ARTICLE IV
Allocation of Profits and Losses; Distributions

4.1 Shares of Profits and Losses.  Except as otherwise provided in Sections 4.3 and 4.4 of Attachment 9, each Member will share in the Company’s book profits and book losses in accordance with its Member Interest.  A Member’s share of the taxable income or loss or other tax items of the Company will be determined in accordance with Sections 4.1 and 4.2 of Attachment 9.

4.2 Distributions.  Distributions shall be made as follows:

(a) Distribution of Tax Amount.  No later than sixty-five (65) days after the end of the Company’s Fiscal Year, the Company will distribute to each Member its share (based on expected allocations of taxable income for the Fiscal Year to which such distribution relates) of the Tax Amount estimated by the Company to have accrued through the end of the Fiscal Year.  To the extent that each Member’s actual allocation of taxable income for the Fiscal Year is later determined to be different than was estimated for purposes of these distributions, such differences will be adjusted against the amounts computed and distributed to each Member for the next Fiscal Year.

(b)   Other Distributions.  All other distributions shall be made at such times and in such amounts as shall be determined by the Board of Directors in accordance with Section 5.4(a).

4.3 No Priority.  Except as otherwise provided in this Agreement, no Member will have priority over any other Member as to the return of capital, allocation of income or losses, or any distribution.

4.4 Other Distribution Rules.  Except as provided in Section 4.5 below, (a) no Member will have the right to demand and receive property other than cash in payment for its share of any distribution and (b) distribution of non-cash property may be made with the consent of both Members.  The preceding sentence expressly overrides the contrary provisions of DLLCA § 18—605 as to non-cash distributions.

4.5 Liquidating Distribution Provisions.  Distributions made upon liquidation of any Member Interest will be made in accordance with the positive Book Capital Account balance of the Member.  These balances will be determined after taking into account all Book Capital Account adjustments for the Company’s Fiscal Year during which the liquidation occurs.  In the event of a liquidation of the Company, distributions of the positive Book Capital Account Balance of each Member, if any, will be made as follows:

(a)   Except as otherwise agreed in writing by the parties, each non-cash operating asset of the Company contributed to the Company at Closing (as well each non-cash operating asset subsequently purchased by the Company to replace a contributed asset) (each, a “Contributed Operating Asset”) shall be distributed to the Member that contributed such asset, or the asset it replaced as applicable, to the Company. Each non-cash operating asset of the Company that is not a Contributed Operating Asset (each, an “Other Operating Asset” and, together with the Contributed Operating Assets, the “Operating Assets”) shall be distributed to the Member that, as of the date of such distribution, purchases at least 60% of the products manufactured using such Other Operating Asset or, in the case of inventory, uses such Other Operating Asset (such Member, the “Principal Customer” of such Other Operating Asset), in all cases irrespective of whether or not the aggregate fair market value of the Operating Assets distributed to such Member exceeds such Member’s Book Capital Account Balance; provided, however, that in the event that there is no Principal Customer with respect to an Other Operating Asset, such Other Operating Asset shall be distributed pursuant to the determination of the Board of Directors;

(b)   To the extent the fair market value of the Operating Assets allocated to a Member pursuant to Section 4.5(a) hereof exceeds such Member’s Book Capital Account Balance (such excess, if any, the “Excess Distribution Amount”), such Member will, except as otherwise agreed by the Members, (i) contribute an amount of cash to the Company equal to the Excess Distribution Amount, (ii) assume additional accrued liabilities of the Company in an amount equal to the Excess Distribution Amount or (iii) contribute cash and assume accrued liabilities such that the total amount of the cash contribution and accrued liabilities assumed equals the Excess Distribution Amount.

The Members shall cooperate reasonably in order to determine the fair market value of the Operating Assets required to be distributed pursuant to this Section 4.5.  In the event that the Members cannot agree on the fair market value for one or more Operating Assets, each Member shall, within thirty (30) days of any election or event resulting in dissolution, select a valuation expert (each, an “Initial Valuation Expert”) and cause such expert to deliver a valuation report that sets forth such expert’s determination of the fair market value, together with an analysis of how it determined that fair market value (any such report, a “Valuation Report”).  In the event that the Members cannot agree on a fair market value within ten days of the receipt of the Initial Valuation Reports, the two Initial Valuation Experts shall subsequently select a third valuation expert (the “Final Valuation Expert”).  Within sixty (60) days after the appointment of the Final Valuation Expert, the Members will cause the Final Valuation Expert to deliver to each Member a final valuation report that sets out such valuation expert’s determination of the fair market value, together with an analysis of how it determined that fair market value (the “Final Valuation Report”); provided, however, that the fair market value determined by the Final Valuation Expert may in no event (i) be less than the lowest value or (ii) be more than the highest value attributed by the Initial Valuation Experts.  Each Member will pay the fees and expenses of the Initial Valuation Expert it appoints. The fees and expenses of the Final Valuation Expert shall be borne by the Members in direct proportion to the ratio of (A) the difference between (x) the fair market value set out in the Initial Valuation Report prepared by the Initial Valuation Expert appointed by such Member and (y) the fair market value set out in the Final Valuation Report over (B) the difference between the fair market values set out in the two Initial Valuation Reports.

If the Company is prohibited by Applicable Law from effecting a liquidating distribution in accordance with the provisions of this Section 4.5, then the Members agree that they will cooperate reasonably to effect the sale by the Company of the Operating Assets to each Member in a manner consistent with the allocation set forth in this Section 4.5 (including, without limitation, by providing guarantees from their respective parent companies to creditors of the Company).

4.6 Limitation upon Distributions.  No distribution will be made to Members if prohibited by DLLCA § 18—607 or other Applicable Law.

ARTICLE V
Management and Employees

5.1 Board of Directors.

(a) Board of Directors.  The business and affairs of the Company will be managed exclusively by or under the direction of a Board of Directors (the “Board of Directors”) consisting of five individuals (each, a “Director”).  The Board of Directors shall be the Manager (the “Manager”) of the Company.  The foregoing expressly override the contrary provisions of DLLCA § 18—407.

(b) Initial Appointment; Replacement.  International will appoint three Directors (each, an “International Director”) and Monaco will appoint two Directors (each, a “Monaco Director”).  The initial appointments by each Member are as follows:

International	Monaco

President, Workhorse (Dave Olsen)	Corporate Controller, Monaco (Charlie Kimball)
Vice President, Purchasing and Logistics- ITEC (Tom Akers)	Vice President and Director of Oregon Manufacturing Operations (Marty Garriott)

Vice President, Finance, Truck Group - ITEC (Rich Tarapchak)

By written notice to the other Member and Directors, a Member may, in its sole discretion, remove and replace with or without cause any of its appointed Directors with other individuals.  A Director may be an officer or employee of a Member or of an Affiliate of a Member.  Each Director will serve on the Board of Directors until his successor is appointed or until his earlier death, resignation or removal.

(c) Compensation and Expenses of Directors.  Each Member will pay the compensation and expenses of the Directors it appoints.

(d) Right to Rely on Certificate of Manufacturing Manager.  Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manufacturing Manager as to (i) the identity of any Officer, Member or employee of the Company, (ii) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Board of Directors or that are in any other manner germane to the affairs of the Company or (iii) the Persons who are authorized to execute and deliver any instrument or document of the Company.

(c) Signing on Behalf of the Company.  Except as otherwise provided in Section 5.5(c) or as required by law, the signature of any individual to whom the Board of Directors has delegated appropriate authority is sufficient to constitute execution of a document on behalf of the Company.  A copy or extract of this Agreement may be shown to the relevant parties in order to confirm such authority.

(f) No Authority of Members to Act on Behalf of the Company.  Except as otherwise specifically provided in this Agreement, no Member will act for, deal on behalf of or bind the Company in any way other than through its representatives on the Board of Directors (acting as members of a board of directors).  Neither party shall take any action as a Member other than in accordance with this Agreement.

5.2 Board of Directors Meetings.

(a) Meetings.  The Board of Directors will hold regular meetings (at least quarterly) at such time and place as it determines.  Any Director or the Chair may call a special meeting of the Board of Directors by giving the notice specified in Section 5.2(g).

(b) Chair  The chairperson of the Board of Directors (“Chair”) will be one of the three International Directors.  The initial Chair shall be the President of Workhorse.  The Chair will preside at all meetings of the Board of Directors but will have no other special rights.  Notwithstanding the foregoing, the Chair shall be responsible for preparing and circulating the agenda for each meeting of the Board of Directors, although other directors shall be entitled to supplement the agenda with additional items.

(c) Participation.  Directors may participate in a meeting of the Board of Directors in person or by conference video or telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

(d) Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting upon the unanimous written consent of the Directors.  Each Director will be given a copy of the written consent promptly after the last required signature is obtained.  A copy of the consent will be filed with the minutes of Board of Directors meetings.

(e)   Minutes.  The Board of Directors will keep written minutes of all of its meetings.  Copies of the minutes will be provided to each Director.

(f)    Delegation.  Each Director has the right to appoint, by written notice to the other Directors, any individual as his delegate.  That delegate may attend meetings of the Board of Directors on his behalf and exercise all of such Director’s authority for all purposes until the appointment is revoked.

(g)   Notice.  Written notice of each meeting of the Board of Directors will be given to each Director at least five Business Days before the meeting and will identify the items of business to be conducted at the meeting.  No business other than those items listed in the notice may be conducted at any meeting, unless otherwise expressly agreed by all of the Directors.  The notice provisions of this Section may be waived in writing and will be waived by a Director’s attendance at the meeting, unless the Director at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

5.3  Voting of Directors; Quorum.

(a)   Generally.  Each Director will have one vote.  Except as otherwise provided in Section 5.4, all actions by the Board of Directors will require the approval of a majority of the Directors present at a meeting at which a quorum exists.

(b)   Quorum.  Two Directors will constitute a quorum for the transaction of business, provided that at least one International Director and at least one Monaco Director is in attendance.

5.4  Actions Requiring Approval of the Board of Directors.

(a)   Supermajority Approval Required.  The following actions require the approval of at least one International Director and one Monaco Director:

(i)            approval of any new Business Plan or material modification of an existing Business Plan (for this purpose, any change by $50,000 or more during any Fiscal Year of any line item in the budget that is included in the Business Plan shall constitute a material modification of the Business Plan);

(ii)           to the extent not provided for in any Business Plan, the approval of:

                a.     any capital and other expenditures in excess of $50,000;

                b.     any acquisition or lease of real property in excess of $50,000, including the exercise of extension options under the Lease;

                c.     the incurrence of debt, borrowings, guarantees or indemnities in excess of $50,000;

d.     any pledge or encumbrance of assets in excess of $50,000;
e.     the extension of credit in excess of $50,000, other than trade receivables in the ordinary course of business;
f.      the sale of assets of the Company in excess of $50,000, or otherwise outside the ordinary course of business;
g.     engaging in any single transaction outside of the ordinary course of business involving aggregate consideration in excess of $50,000; or

(iii)          any material change in product designs, programs or offerings;

(iv)          any increase in (or material change in the terms of) the funding obligations of any Member (whether in the form of capital contributions, loans, guarantees or otherwise);

(v)           any change in the distribution strategy of the Company or the distribution rights of the Members set forth in this Agreement, including any determination pursuant to Section 4.5(a);

(vi)          the entry by the Company into new markets or businesses;

(vii)         any issuance of additional Units;

(viii)        (A) the establishment of a subsidiary, (B) the acquisition of assets or shares of any other Person in excess of $100,000 in any single transaction or series of related transactions, other than inventory purchased in the ordinary course of business, (C) entering into any joint venture, collaboration or similar arrangement, (D) the acquisition of an interest in any entity or (E) the making of loans to any Person.

(ix)           appointment and removal of key officers, other than the Manufacturing Manager;

(x)            any change in the compensation of officers or employees of the Company, other than increases in the compensation of employees in the ordinary course of business as contemplated by the Business Plan;

(xi)           entry into or material change in the terms of any transaction or agreement between the Company and any Member or Affiliate of a Member, or any director or Affiliate of a director, including, without limitation, any agreement with Monaco and International for the provision of services or the supply of product to the Company;

(xii)          any distributions of cash or property other than those pursuant to Sections 4.3(a) and 4.5 hereof;

(xiii)         any action affecting the Members in a manner disproportionate to their pro rata ownership of Units of the Company;

(xiv)        approval of the calculation of the Average Cost Savings pursuant to Section 5.12 hereof;

(xv)         any liquidation of the Company, winding-up of the Company’s business or the filing of an Insolvency Proceeding by the Company;

(xvi)        any merger, consolidation, conversion, transfer or other reorganization of the Company;

(xvii)       any issuance or redemption of securities by the Company;

(xviii)      any proposed sale of products manufactured by the Company to any entity other than Monaco or Workhorse; or

(xix)         any adjustment to the Average Cost Savings Target pursuant to Section 5.12(e) hereto.

(b)   Majority Approval Required.  Except as otherwise provided in Section 5.4(a), and except for actions within the authority of the Manufacturing Manager, all actions by the Company shall require the approval of a simple majority of the Directors present at a meeting at which a quorum exists.

5.5  General Manufacturing Manager.

(a)   Appointment.  The initial general manufacturing manager (“Manufacturing Manager”) and subsequent Manufacturing Managers will be appointed by Monaco, subject to the prior written consent of International, not to be unreasonably withheld or delayed; provided, however, that prior to any such appointment, International shall have had reasonable opportunity to (i) interview the candidate and (ii) consult with Monaco for a reasonable period both before and after such interview regarding the candidate and the appointment process.  The Manufacturing Manager may be an officer or employee of a Member or its Affiliate.

(b)   Term.  The Manufacturing Manager will hold office until his resignation, removal or death.  The Board of Directors may remove the Manufacturing Manager at any time with or without cause.

(c)   Authority.  Subject to (1) the power and authority of the Board of Directors to revoke or modify the following or to direct the actions of the Manufacturing Manager and (2) the then-current Business Plan, the Manufacturing Manager has responsibility and authority for:

(i)            operating and managing the day-to-day business and affairs of the Company in a manner consistent with the Business Plan and then-current budgets;

(ii)           hiring and removal of Company employees;

(iii)          purchase of services from the Members up to an annual aggregate of $50,000 in excess of the then-current Business Plan;

(iv)          proposing revisions to the Business Plan or budget for submission to the Board of Directors for consideration;

(v)           implementing the Business Plan and budget as approved by the Board of Directors;

(vi)          appointing and removal of the Company’s appointee to the Purchasing Committee;

(vii)         making any non-material changes to or taking actions that would constitute a non-material deviation from the Business Plan or budget; and

(viii)        executing contracts or other instruments on behalf of the Company (subject to the receipt of any necessary approvals of the Board of Directors).

The Manufacturing Manager shall keep the Board of Directors reasonably informed of his actions.

5.6  Employees.  All employees will be leased to the Company by Monaco pursuant to the Services Agreement.  Subject to the Business Plan, leased employees shall include, but not be limited to, materials administrators, purchasing/scheduling administrator(s), finance manager(s), IE(s), design engineer(s) and administrative and support personnel.  Appointment and removal of the chief accounting officer and his or her staff shall be subject to the prior approval of the Board of Directors.  Other than as set forth in the Business Plan, material changes to staffing levels shall require approval by the Board of Directors.

5.7  Business Plan.

(a)   Initial Business Plan.  The initial business plan (“Business Plan”) to be agreed upon by the parties hereto shall cover the first five years of the Company’s proposed operations.  The Business Plan will include a budget prepared in accordance with Section 5.7(b).  The Members intend that the Business Plan be reviewed or modified, as applicable, at least annually.  At least 120 days before the beginning of each Fiscal Year, the Manufacturing Manager will deliver to the Board of Directors any proposed modifications in the Business Plan.

(b)   Budget Contents.  The budget will include:

(i)            a projected income statement, balance sheet and operational and capital expenditure budgets for the forthcoming Fiscal Year;

(ii)           a projected cash ﬂow statement showing in reasonable detail: (A) the projected receipts, disbursements and distributions; (B) the amounts of any corresponding projected cash deficiencies or surpluses; and (C) the amounts and due dates of all projected calls for Additional Capital Contributions for the forthcoming Fiscal Year;

(iii)          market strategies, product cycle plan, manufacturing and distribution strategies, and a proposed organization chart; and

(iv)          such other items requested by the Board of Directors.

(c)   Consideration of Proposed Plans.  Each proposal to continue or modify a Business Plan will be considered for approval by the Board of Directors at least forty-five (45) days before the beginning of the Fiscal Year to which it pertains.  The Board of Directors may revise the proposed Business Plan or direct the Manufacturing Manager to submit revisions to the Board of Directors for consideration.

(d)   Continuation of Existing Business Plan.  Until a revised Business Plan is approved, the Company will be managed in a manner consistent with the last Business Plan approved by the Board of Directors, adjusted as necessary to reﬂect the Company’s contractual obligations and other changes that result from the passage of time or the occurrence of events beyond the control of the Company.

(e)   Strategic Plan.  In addition to the foregoing, the Members shall use reasonable best efforts to complete, within six (6) months of the date hereof, a long-term strategic plan for the Company, which plan shall be updated on an annual basis.

5.8  Dispute Resolution Procedures.

(a)   Failure to Approve Certain Actions.  If (i) the Board of Directors has disagreed regarding (A) material modifications to the then-current Business Plan and the disagreement has not been resolved at least ten Business Days before the beginning of the next Fiscal Year or (B) any other action listed in Section 5.4(a) when properly submitted to it for a vote, (ii) the Board of Directors approves any resolution or votes to take any action as to which one or both Monaco Directors casts a “no” vote or (iii) (A) a duly called meeting is adjourned because none of the Directors appointed by a Member attends that meeting, (B) none of the Directors appointed by that Member attends a meeting duly called as to the same items of business of the adjourned meeting within thirty (30) days after the adjournment of that first meeting and (C) notice of both meetings complied with Section 5.2(g) (any of which, a “Business Dispute”), then the Directors will consult and negotiate with each other in good faith to find a mutually agreeable solution.  Notwithstanding the foregoing, in no event shall any decision of the Board of Directors to adjust or refrain from adjusting an Average Cost Savings Target pursuant to Section 5.12(e) hereof, whether or not in connection with discussions of the Board of Directors relating to the Business Plan, be the basis for a Business Dispute.  If the Directors do not reach a solution within ten Business Days from the date the Directors receive notice of such Business Dispute and the failure to reach a solution, in a Member’s judgment, adversely affects the Company or such Member’s interest in the Company (other than immaterial effects), then either Member may initiate the escalation procedures under this Section.  No action of the Board of Directors which is the subject of a Business Dispute shall be effective until resolved pursuant to this Section 5.8.

(b)   Consideration by Management Representatives.  Upon the initiative of either Member, in accordance with Section 5.8(a), the Business Dispute will be referred by the Directors to the Vice President and General Manager, Medium Truck Vehicle Center of International and the President of Monaco (the “Designated Representatives”).  The Designated Representatives will meet, consult and negotiate with each other in good faith.  If they are unable to agree within twenty Business Days of the date of such referral, then they will adjourn such attempts for a further period of five Business Days during which no meeting will be held.  On the first Business Day following such period, the Designated Representatives will meet again in an effort to resolve the Business Dispute.  If the Designated Representatives are unable to resolve the Business Dispute within 48 hours after the time at which their last meeting occurred, then Section 5.8(c) will apply.

(c)   Mediation.  If the Designated Members are unable to resolve the Business Dispute within the 48 hour period set forth in Section 5.8(b), either Member may provide the other Member with a notice for mediation.  After delivery of that notice, the Members will attempt in good faith to settle the matter by mediation administered by the CPR Institute for Dispute Resolution under its CPR Mediation Procedure. If within 60 days after receipt of the notice for mediation, the mediation does not result in resolution of the Business Dispute, then Section 7.1(a) will apply.

5.9  Standard of Conduct.

(a)   Generally.

(i)            A Director and each Officer, in managing the business or affairs of the Company, will discharge his duties:

a.     in a manner he believes in good faith to be in the best interests of the Company;
b.     in a manner he believes in good faith to represent the care an ordinarily prudent person in a like position would exercise under similar circumstances;
c.     in good faith reliance on the provisions of this Agreement;
d.     without intentional misconduct or a knowing violation of law; and
e.     without engaging in any transaction for which he receives a personal benefit (or benefit for the Member that appointed him) in violation or breach of any provision of this Agreement.

(ii)           Except as otherwise set forth herein and for the implied contractual covenant of good faith and fair dealing under applicable Delaware law, no Director or Officer has any other duty to the Company, any Member or any other Person.

(b)   Limitations.  Notwithstanding the foregoing Subsection (a), a Director or Officer (i) does not violate a duty or obligation under this Agreement or under Applicable Law because the Director’s or Officer’s conduct furthers the interest of a Member (including in the case of a Director, the Member that designated the Director, the Members each acknowledging that each Member has appointed a Director with the expectation that such Director will represent and serve the interest of the Member appointing him) and (ii) without limiting the foregoing clause (i), has no duty or obligation to consider any interest of or affecting the Company, any Member or any other Person.

(c)   No Duty of Members.  No Member has any duty to the Company or any Member solely by reason of acting in its capacity as a Member, except to refrain from (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing and (ii) any transaction in which the Member receives a personal benefit in violation or breach of any provision of this Agreement.  Without limiting the foregoing, a Member (A) does not violate any duty or obligation under this Agreement or under Applicable Law because the Member’s conduct furthers its interest and (B) has no duty or obligation to consider any interest of or effect on the Company or any other Person.

(d)   Override.  The provisions of this Agreement (including this Section 5.9 and Sections 5.10 and 5.11) replace, eliminate and otherwise supplant those duties (including fiduciary duties) that a Member, Manager, Director or Officer might otherwise have under Applicable Law.

5.10                        Directors and Officers—Exculpation.  No Director or Officer will be personally liable to the Company, any Member or any other Person for monetary damages for any act or omission, including breach of contract or breach of duties (including fiduciary duties) of a Director or Officer to the Company, any Member or any other Person, except (a) for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (b) for any transaction for which the Director or Officer received a personal benefit in violation or breach of any provision of this Agreement.

5.11                        Directors and Officers—Indemnification.

(a)   Generally.  The Company will indemnify, defend and hold harmless each Director and Officer (each, a “Company Indemnified Person”) in connection with the management of the Company or any entity in which the Company has an interest to the fullest extent permitted under the DLLCA and Applicable Law; provided, however, that the foregoing obligations will not apply (i) unless the Company Indemnified Person (A) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company and (B) with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) to the extent that the act or omission of the Company Indemnified Person involved either (x) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (y) any transaction for which the Company Indemnified Person received a personal benefit (or benefit for the Member that appointed him) in violation or breach of any provision of this Agreement.  The sole source of indemnity under this Section 5.11(a) shall be the assets of the Company, and no Member shall be required to make any additional capital contribution, loan or guarantee (or provide any other form of financing or credit support) to the Company in order to fund any indemnity obligation pursuant hereto.

(b)   Procedure.  If a Company Indemnified Person requests indemnification pursuant to this Agreement, the Board of Directors will cause a determination to be made as to whether indemnification of the Company Indemnified Person is proper in the circumstances.  Upon any such determination that indemnification is proper, the Company will make indemnification payments of liability, cost, payment or expense asserted against, or paid or incurred by, the Company Indemnified Person to the maximum extent permitted by the DLLCA and Applicable Law.

(c)   Defense Counsel.

(i)            The Company shall be entitled to assume and control the defense of a claim against a Company Indemnified Person. If the Company elects to assume and control the defense, Company Indemnified Person shall have the right to employ counsel separate from counsel employed by the Company in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Company Indemnified Person shall be at the expense of the Company Indemnified Person unless (A) the employment thereof has been specifically authorized by the Company in writing, or (B) the Company has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Company and the Company Indemnified Party.

(ii)           If the Company shall control the defense of any such claim, the Company shall obtain the prior written consent of the Company Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against any Company Indemnified Person or if such settlement does not expressly unconditionally release each Company Indemnified Person from all liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice.

(d)   Non-Exclusive.  The rights accruing to each Company Indemnified Person under this Section will not exclude any other right to which he may be lawfully entitled.

(e)   Subsequent Amendment.  No amendment, termination or other elimination of this Section or of any relevant provisions of the DLLCA or of any other Applicable Law will affect or diminish in any way the rights to indemnification under this Section with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing before the amendment, termination or other elimination.

(f)    Continuation of Right to Indemnification.  All rights to indemnification under this Section will continue as to a person who has ceased to be a Director or Officer, will inure to the benefit of the heirs, executors, administrators and the estate of that person, and will be deemed to be a contract between the Company and each such person.  This Section shall be binding upon any successor to the Company, whether by way of merger, consolidation, liquidation, dissolution or otherwise.

(g)   Savings Clause.  If this Section or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify persons specified in this Section to the full extent permitted by any applicable portion of this Section that has not been invalidated.

5.12                        Average Cost Savings.

(a)   Purchasing Committee.  The Company will establish a steering committee (the “Purchasing Committee”) designed to (i) manage purchasing decisions on behalf of the Company and (ii) report to the Board of Directors on the Company’s progress in realizing on cost savings objectives set forth in this Section 5.12 and the Business Plan.  Each of the Company, International and Monaco shall appoint one member of the Purchasing Committee.  The initial appointments by each Member shall be director-level appointees of such Member.

(b)   Efforts by the Members.  The Members shall use their commercially reasonable efforts to achieve the Average Cost Savings sufficient to meet the periodic targets set forth in Section 5.12(e) below.

(c)   Purchasing Efforts by International.  International shall use its commercially reasonable efforts to permit the Company to be entitled to make purchases on the same prices and terms as International and its Affiliates under supply agreements entered into by International (or its Affiliates) relating to the supply of component parts used by the Business.   International shall also use its commercially reasonable efforts to specifically address the purchasing needs of the Company in its future negotiations with suppliers of component parts.

(d)   Measurement of Average Cost Savings.  As soon as reasonably practicable, but in no event more than 10 Business Days, after each Measurement Date, the Purchasing Committee shall submit to the Board of Directors (i) its determination of the Actual Per Unit Cost for each chassis and (ii) its calculation of the Average Cost Savings as of such Measurement Date.  For avoidance of doubt, any calculation of the Average Cost Savings shall be made according to the procedures and methodologies which shall be agreed by the parties in writing.  The Board of Directors shall use its commercially reasonable efforts to approve a final measurement of the Average Cost Savings as soon as practicable after its receipt of the calculation of the Purchasing Committee.  If the Board of Directors approves the measurement of the Average Cost Savings pursuant to Section 5.4(a), the calculation of the Average Cost Savings with respect to such Measurement Date shall be final for all purposes related to this Agreement.

(e)   Average Cost Savings Targets.  In the event that Monaco notifies International that it believes in good faith that the Average Cost Savings was less than as mutually agreed upon by the parties for (i) the first Measurement Date or (ii) for any subsequent Measurement Date ((i) or (ii), as applicable, as adjusted from time to time after the twenty-four-month anniversary of the Closing by the Board of Directors in accordance with Section 5.4(a) hereof, the “Goal”) as of any Measurement Date, the Members shall consult with each other as to commercially reasonable actions which they or the Company should consider to address the situation.  Without limiting the foregoing, International shall consider, depending upon the results achieved from earlier actions and such other factors that International considers relevant, whether it will take one or more of the following actions:

(i)            convene meetings with suppliers in order to seek further price concessions related to components used by the Company;

(ii)           deliver written communications to suppliers, where applicable, regarding consolidation efforts / expectations of support and/or denote suppliers’ lack of support, where applicable, on supplier score cards;

(iii)          initiate and prioritize (at International’s expense) a VAVE effort with respect to the production processes of the Company; and/or

(iv)          discuss the possibility of changing the prices at which International would agree to sell engines to the Company.

In the event that the Company achieves Average Cost Savings of less than Goal as of (A) each Measurement Date during the nine (9) months following the date on which Monaco provided notice pursuant to Section 5.12(e) (such period, the “Cure Period”) and (B) the date on which the Cure Period ends, Monaco shall have the right to dissolve the Company pursuant to Section 7.1(b).  The calculation of the Average Cost Savings at the end of the Cure Period shall be subject to the dispute resolution procedures set forth in Section 5.8.

(f)    Limitation.  Dissolution of the Company in accordance with Articles V and VII shall be the sole remedy of the Parties in the event that any particular levels of Average Cost Savings are not realized.  The Parties understand and acknowledge that (1) International is not giving any guarantee or assurance as to its ability to extend its pricing and terms for component parts to the Company, (2) International shall not be required to agree to higher pricing or less advantageous supply terms for its truck, engine, chassis or other business units in order to include the Company in its purchasing arrangements, or to sell engines to the Company at any particular pricing level, (3) neither International nor Monaco shall be required to agree to any change in the design or manufacturing of its chassis (including any “make versus buy” decision) if it concludes in good faith that strategic, safety or other business considerations dictate otherwise, and (4) neither International nor Monaco is providing any indemnity, and neither International nor Monaco shall be subject to any damages, in the event that the Company does not achieve any particular level of Average Cost Savings.

ARTICLE VI
Transfer Restrictions on Member Interests

6.1  Restrictions on Transfer of Member Interests.  Except to the extent specifically permitted or required by this Agreement, neither Member may transfer its Member Interest or any interest in it without the prior written consent of the other Member, which consent may be granted or withheld by such party in its sole discretion; provided, however, that if such transfer shall be to an entity that is wholly owned by such party, directly or indirectly (or, in the case of International, wholly owned directly or indirectly by Navistar International Corporation), then such consent may not be unreasonably withheld; provided, further, however, that the transferring Member (and in the case of International, ITEC) shall continue to be the primary obligor of the obligations under this Agreement.  For purposes of this Article, “Transfer” and its derivatives include all forms of direct or indirect transfer or disposition, voluntary or involuntary, by operation of law, by direct or indirect sale of stock or equity interests, or other direct or indirect change of control of the Member or otherwise, as well as the creation of any Encumbrance on all or any part of a Member Interest; provided, however, that the change of control of Monaco or Navistar International Corporation shall not be deemed a “Transfer” for purposes of this Agreement, unless such change of control constitutes a Change of Control under Section 7.2(a)(vi).  The provisions of this Article VI replace, eliminate and otherwise supplant any contrary provisions in the DLLCA (including DLLCA § 18—702) that permit the assignment of a limited liability company interest.

6.2  Effect of Non-compliance.

(a)   Non-Permitted Transfers Null and Void.  ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE WILL BE VOID AB INITIO AND OF NO FORCE OR EFFECT WHATSOEVER.

(b)   Other.  Without limiting the foregoing, if any Member Interest or certificate representing it is purported to be transferred in whole or in part in contravention of this Article, the Person to whom the transfer is made will not be entitled to any rights as a Member, including any rights:

(i)            to participate in the management, business or affairs of the Company,

(ii)           to access to information concerning Company transactions,

(iii)          to inspect or copy the Company’s books or records,

(iv)          to receive distributions to which the transferor would otherwise be entitled, or

(v)           to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the transferor.

ARTICLE VII
Termination

7.1  Termination Generally.

(a)     Unresolved Business Disputes. Either Member may elect to effect the dissolution of the Company in accordance with Article VIII upon the occurrence of a Business Dispute that remains unresolved following the exhaustion of all procedures set forth in Section 5.8.

(b)   Failure to Achieve Average Cost Savings.  Monaco may elect to effect the dissolution of the Company in accordance with Article VIII by written notice to International within thirty (30) days after the expiration of any Cure Period during which International has failed to achieve Average Cost Savings equal to or in excess of Goal pursuant to Section 5.12(e).

(c)   Non-Renewal.  A Member may terminate this Agreement, and effect the dissolution of the Company in accordance with Article VIII, at the times and on the terms set forth in Section 2.3.

7.2  Termination for Default.  This Article applies only if (a) only one Member is a Defaulting Member, in which case the Non-Defaulting Member may elect to terminate the Company in accordance with Section 7.3, or (b) both Members are Defaulting Members, in which case Section 7.4 will apply.

(a)   Definitions—Defaulting Member and Non-Defaulting Member and Default Event.  “Defaulting Member” is a Member with respect to which any Default Event has occurred.  A “Non-Defaulting Member” is a Member with respect to which no Default Event has occurred.  Each of the following is a “Default Event”:

(i)            Material Default.  Any material default by the Member in the performance of any covenant in this Agreement or in the performance of any material provision of any Related Agreement, which default continues for a period of 30 days after written notice thereof has been given by the Non-Defaulting Member to the Defaulting Member (each, a “Material Default”).  Without limiting the foregoing, “Material Default” shall include any failure for at least thirty (30) days to make when due any payment required to be made in respect of an Additional Capital Contribution or Member Loan pursuant to Section 3.3.

(ii)           Material Breach.  A breach of any representation or warranty contained in Attachment 2.4-A or Attachment 2.4-B that would reasonably be expected to have a material adverse effect on either the Company or on the Non-Defaulting Member’s rights or benefits to be derived under this Agreement.

(iii)          Voluntary Termination of Existence by a Member.  A Member commences any proceeding to wind up, dissolve or otherwise terminate its legal existence.

(iv)          Involuntary Termination of Existence by a Member.  Any Proceeding commenced against a Member that seeks or requires the winding up, dissolution or other termination of its legal existence; except if the Member defends or contests that Proceeding in good faith within 15 days of its commencement and obtains a stay of that Proceeding within 90 days of its commencement, a Default Event will not exist so long as the stay continues and the Member pursues the defense or contest diligently thereafter or the Proceeding is dismissed.

(v)           Prohibited Transfer.  The Member consummates any transaction that does, or agrees to any transaction that would, if consummated, breach or result in a default under Section 6.1.

(vi)          Change of Control.  There is a Change of Control of the Member or Person directly or indirectly controlling the Member, including a transfer prohibited by

Section 6.1 (each, a “Target”).  A “Change of Control” occurs when any of the following occurs:

a.     Change in Ownership.  Any Person that is a Competitor or group of Persons acting in concert that includes a Competitor acquires or agrees to acquire, directly or indirectly, either (A) that percent of the ownership interests of the Target that will provide the acquirer with a sufficient number of the Target’s ownership interests having general voting rights to elect a majority of the directors or corresponding governing body or (B) in the case of a Target that has a class of securities registered under section 12 of the Securities Exchange Act of 1934, as amended, or that is subject to the periodic reporting requirements of that act by virtue of section 15(d) of that act, more than 50% of the Target’s ownership interests having general voting rights for the election of directors or corresponding governing body.
b.     Board Approval of Acquisition.  The Target’s board of directors or corresponding governing body recommends a tender offer for 50% or more of the outstanding ownership interest of the Target by a Person that is a Competitor or a group of Persons acting in concert that includes a Competitor.

(vii)         International Acquisition of a Monaco Competitor.  With respect to International, if International or any Person directly or indirectly controlling International or any subsidiary or affiliate of the foregoing or any group of Persons acting in concert that includes any of the foregoing, directly or indirectly, takes any of the following actions:  (A) acquires or agrees to acquire beneficial ownership of voting securities of a Monaco Competitor representing 15% or more of the then outstanding voting securities of such Monaco Competitor; (B) announces or commences a tender or exchange offer to acquire voting securities of a Monaco Competitor which, if successful, would result in such Person or group owning, when combined with any other voting securities of such Monaco Competitor owned by such Person or group, 15% or more of the then outstanding voting securities of such Monaco Competitor; (C) enters into any merger, sale or other business combination transaction with a Monaco Competitor; or (D) acquires or agrees to acquire all or a substantial portion of a Monaco Competitor’s assets.

(viii)        Insolvency Proceeding.  If any of the following occurs: (A) the Member seeks relief in an Insolvency Proceeding or (B) the institution against the Member of an involuntary Insolvency Proceeding; provided, however, that if the Member defends or contests that Insolvency Proceeding in good faith within 15 days of its commencement and obtains a stay of that Proceeding within 90 days of its commencement, a Default Event will not exist so long as the stay continues and the Member pursues the defense or contest diligently thereafter or the Proceeding is dismissed; (iii) the Member admits the material allegations of a petition against the Member in any Insolvency Proceeding; or (iv) an order for relief (or similar order under non-U.S. law) is issued in any Insolvency Proceeding.

(ix)           Appointment of a Receiver or Levy.  Either (A) a Proceeding has been commenced to appoint a receiver, receiver-manager, trustee, custodian or the like for all or a substantial part of the business or assets of the Member or (B) any writ, judgment, warrant of attachment, warrant of execution, distress warrant, charging order or other similar process (each, a “Levy”) of any court is made or attaches to the Member’s Member Interest or a substantial part of the Member’s properties; provided, however, that if the Member defends or contests that Proceeding or Levy in good faith within 15 days of its commencement and obtains a stay of that Proceeding or Levy within 90 days of its commencement, a Default Event will not exist so long as the stay continues and it pursues the defense or contest diligently thereafter or the Proceeding is dismissed.

(x)            Assignment for the Benefit of Creditors.  The Member makes a general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of the Member’s creditors generally or any substantial portion of those creditors.

7.3  Remedies—Upon Default by One Member.

(a)   By Non-Defaulting Member  A Non-Defaulting Member may, within 90 days of becoming aware of the occurrence of a Default Event, give notice of the Default Event (a “Default Notice”) to the Defaulting Member, electing to dissolve the Company in accordance with Article IX.

(b)   Other Remedies.

(i)            Generally.  The Non-Defaulting Member’s election to dissolve the Company under Section 7.3(a) will not preclude its exercise of whatever rights it may also have under Article XI or at law.

(ii)           Certain Other Rights.  Notwithstanding the foregoing, no election under Section 7.3(a) will preclude either (A) recourse by either the Defaulting Member or the Non-Defaulting Member to whatever injunctive relief to which it may otherwise be entitled under this Agreement or any Related Agreement or (B) the recourse by the Non-Defaulting Member under Section 2.10 to recover amounts owing to the Company that are not specifically taken into account in the determination of Fair Market Value.

(iii)          Fees and Expenses.  The Non-Defaulting Member’s legal fees and expenses will be deducted from any distribution otherwise to be made to the Defaulting Member and will be paid to the Non-Defaulting Member or, if the Non-Defaulting Member elects, will be paid by the Defaulting Member to the Non-Defaulting Member.

(c)   Effect of Notice.  If the Non-Defaulting Member elects in its Default Notice the remedy in Section 7.3(a), it will carry out that dissolution in accordance with Article IX.

7.4  Remedies if Both Members are Defaulting Members.  If both Members are, or become, Defaulting Members, simultaneously or sequentially, then (a) the Members and the Manager will proceed as expeditiously as possible to dissolve the Company in accordance with Article IX as though such dissolution resulted from an election pursuant to Section 7.3(a), and

(b) both Defaulting Members will thereafter have whatever rights and remedies available to them under Article XI and under Applicable Law.

7.5  Post-Termination Supply Arrangements.  This Section 7.5 applies irrespective of whether either Member is a Defaulting Member.  Should the Company be dissolved following a termination event pursuant to this Article VII, Monaco shall enter into a supply agreement to meet International’s demand for diesel rear engine chassis for a period of twelve (12) months following such dissolution on commercially reasonable terms, (and shall include terms substantially similar terms to those contained in Sections 5 through 7 and Sections 9 through 12 of the Supply Agreement, but shall not require that International use Monaco as the exclusive supplier).

ARTICLE VIII
Dissolution

8.1  Generally.  Promptly after any election or event resulting in dissolution, liquidation or winding up of the Company, including any election to dissolve pursued under Section 7.3(a), the Board of Directors will proceed to wind up the affairs of the Company in the manner set forth in this Article.  After such notice or other event, neither Member will be obligated to provide any additional funds that would otherwise be required by the Company except amounts owing by such Member pursuant to this Agreement or other contractual arrangements.

8.2  Liquidation Procedures.  Promptly after any election or event resulting in dissolution, liquidation or winding up of the Company, including any election to dissolve pursued under Section 7.3(a), the Board of Directors will apply the proceeds of the liquidation of the Company in the following order:

(a)   to the payment of the expenses of liquidation;

(b)   to the payment of the liabilities and obligations of the Company, other than those owing to a Member;

(c)   to the payment of any principal and/or interest due in respect of Member Loans; and

(d)   thereafter in accordance with Section 4.5.

8.3  Certified Liquidation Statement.  The Members, or the Non-Defaulting Member, if the Company is dissolved pursuant to Section 7.3(a), will cause the Company’s independent auditors to prepare a certified liquidation statement of the Company.  Each Member agrees to prepare its financial statements and to prepare and file all tax returns required to be filed by it in accordance with that liquidation statement, which will contain:

(a)   a summarized statement of receipts and disbursements (including expenses of dissolution);

(b)   a determination of the Book Capital Account of each Member;

(c)   a statement of the liabilities of the Company owing to each Member;

(d)   an allocation between the Members of all gains or losses realized on the liquidation of the assets of the Company; and

(e)   an allocation of any tax attributes between the Members.

ARTICLE IX
Reporting and Accounting Provisions

9.1  Books and Records.  The Company will make and keep books, records and accounts that, in reasonable detail, accurately and fairly reﬂect in all material respects the assets, liabilities and operations of the Company.  The Company will also maintain a system of internal accounting controls that complies with industry standards and Applicable Law and that will provide reasonable assurance that:

(a)   transactions are executed in accordance with the Board of Directors’ general or specific authorization;

(b)   transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets;

(c)   access to assets is permitted only in accordance with the Board of Directors’ general or specific authorization; and

(d)   the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

9.2  Other Accounting and Tax Provisions.  Attachment 9 contains additional accounting and tax provisions applicable to the Company.

9.3  Distribution of Financial Statements and Other Reports.  The Company will distribute to each Member:

(a)   Monthly Information.  As soon as practical after the end of each of the first three quarterly periods in each calendar month and in any event within ten (10) Business Days after the end of each such calendar month, a balance sheet as of the end of the month and statements of income and cash ﬂow, both for the month and for the year to date, which financial statements shall fairly present in all material respects the Company’s financial position as of that date and the results of its operations for those periods in accordance with GAAP (subject to normal year-end adjustments and the furnishing of notes; provided, however, that notes will be furnished to the extent necessary to make the statements not misleading);

(b)   Annual Information.  As soon as practical after the end of each Fiscal Year and in any event within ten (10) Business Days thereafter:

(i)            a balance sheet as of the year-end and statements of income and cash ﬂow, both for the fourth quarter and for the year; and

(ii)           a draft of the Company’s tax return in accordance with Section 5.2(a) of Attachment 9 hereto, and information that will be required to permit the Member to prepare its tax return.

The year-end balance sheet and the statements for the year will be examined in accordance with generally accepted auditing standards by the Company’s independent certified public accountants, who will render their opinion on whether those statements fairly present in all material respects the Company’s financial position as of that date and the results of its operations for those periods in accordance with GAAP.

9.4  Right of Inspection and Examination.  At all reasonable times, each Member, through its representatives, has the right to inspect and copy the records of the Company and to examine the employees of the Company with regard to its activities.  These rights may be exercised through any agent or employee of the Member designated by notice to the Board of Directors.  The inspecting Member will bear all expenses incurred in the inspection or examination.

9.5  Auditors.  The initial auditors of the Company are KPMG LLP.

ARTICLE X
Dispute Resolution

10.1        Generally.

(a)   Applies Only to Legal Claims.  This Article 10 governs only those disputes that arise under this Agreement, the outcome of which depends solely on whether the Company, a Member or any of its Affiliates is in default of its contractual or other legal obligations (a “Legal Claim”).  “Legal Claims” include (i) disputes as to indemnification under Article XI or any of the Related Agreements and (ii) the formation, validity, binding effect, applicability, scope, interpretation, performance, breach or termination of this Agreement or any Related Agreement.

(b)   Matters Specifically Not Subject to Article 10 Dispute Resolution Procedures.  Without limiting Section 10.1(a):

(i)            Business Disputes: any Business Dispute (as defined in Section 5.8) is not considered a Legal Claim subject to resolution under Section 10.2 but will be subject instead to Section 5.8; and

(ii)           Injunctive Relief: requests for injunctive or other equitable relief may be brought under Section 10.2.

10.2        Dispute Resolution Procedures

(a)   Negotiation.  Either Member may give notice of a Legal Claim to the other Member.  For a period of 30 days from receipt of the notice, the Members will consult with each other in a good faith effort to resolve the Legal Claim.

(b) Mediation.  If the Members do not settle the Legal Claim within the 30-day period set forth in Section 10.2(a), either Member may provide the other Member with a notice for mediation.  After delivery of that notice, the Members will attempt in good faith to settle the matter by mediation administered by the CPR Institute for Dispute Resolution under its CPR Mediation Procedure.

(c) Binding Arbitration.  If within 30 days after receipt of the notice for mediation, the mediation does not result in settlement of the Legal Claim, then the Legal Claim will be finally resolved by arbitration administered by the CPR Institute for Dispute Resolution, in accordance with its Rules for Non-Administered Arbitration.  A Member may initiate arbitration by notice to the other Member any time after expiration of 60 days from receipt of notice of the Legal Claim provided for in Section 10.2(a), whether or not mediation has been initiated or completed unless the mediation was completed by agreement of the parties, as reﬂected in a written agreement.  Unless the Members agree otherwise, initiation of arbitration will not relieve any Member of its obligation to participate in any mediation initiated under Section 10.2(b).

(d) Arbitration Terms.  Any arbitration will comply with the following terms:

(i)            Formation of Tribunal.  The arbitration tribunal will consist of three arbitrators.  One arbitrator will be appointed by each Member and the third will be appointed by the first two.  If the first two arbitrators fail to agree on the third arbitrator within 30 days after their appointment, the third arbitrator will be appointed by the American Arbitration Association.

The arbitrators will be familiar with the commercial and manufacturing practices of the industry.

(ii)           Conduct of Arbitration.  The arbitration will take place in and will exclude any right of application or appeal to any court in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made.  The United States Arbitration Act (9 U.S.C. §§ 1—16, 201—208, 301—302) will apply and the arbitrators will otherwise apply the law specified in Section 14.11.

(iii)          Awards.  The arbitration award will be final and binding on the Members, will not be subject to judicial appeal, will not include any punitive damages and will allocate, as appropriate, the costs of arbitration, including legal fees and all related matters.  Any monetary award will stipulate a rate of interest, deemed appropriate by the arbitrators, which will run from the date notice of Legal Claim was given until the date when the award is fully satisfied.  The arbitration award will be promptly satisfied by the Member against whom it is granted, free of any deduction or offset.  Any cost or fee incident to enforcing the award will, to the maximum extent permitted by law, be charged against the Member resisting enforcement.  Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to that court for a judicial recognition of the award or an order of enforcement thereof, as applicable.  The Company or any Member may bring an action to enforce any award granted under this Section 10.2.

ARTICLE XI
Indemnification

11.1        Survival; Effect of Knowledge; Other.

(a) Survival.  Each representation, warranty, covenant and agreement in this Agreement, and in any certificate or document delivered pursuant to this Agreement, survives the Closing only (i) for the time periods specified in Section 11.4 and (ii) as to claims made within those time periods, until resolved.

(b) Relation to Default Provisions.  Except as set forth in Section 7.3(b), the fact that a party has an indemnification right under this Article XI will not preclude the exercise of rights under Article VII.

(c) Duty to Mitigate.  A Member must use its Best Efforts to mitigate its Damages for which it will seek indemnification or other recovery against the other Member.

11.2        Indemnification—By International.  International will indemnify and hold harmless and pay promptly to the Company the amount of any Damages (as defined below) resulting from:

(a)   Breach of Representations or Warranties: any breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to Section 2.8(a)(ii) made by International in connection with the Closing, without giving effect to any exceptions made in such certificate;

(b)   Breach of Covenants: any breach by International in the performance of its covenants or obligations in this Agreement; and

(c)   Excluded Liabilities of International: any liability, obligation, contractual commitment or other commitment (whether known or unknown and whether absolute, accrued, contingent or otherwise) (“Liabilities”) that is not expressly assumed by the Company pursuant to this Agreement (“Excluded Liabilities”) of International.

“Damages” means (A) any loss, whether in the nature of a cost, damage, expense, payment, liability or obligation or otherwise, and related attorneys’, accountants’ and other professional advisors’ reasonable fees and expenses (including those as to investigation, prosecution or defense of any claim or threatened claim), whether or not involving a third-party claim, and (B) special, incidental, consequential, punitive or any other damages, but only in the case of Excluded Liabilities and third party claims.

11.3        Indemnification—By Monaco.  Monaco will indemnify and hold harmless and pay promptly to the Company the amount of any Damages resulting from:

(a)           Breach of Representations or Warranties: any breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to Section 2.8(b)(ii) made by Monaco in connection with the Closing, without giving effect to any exceptions made in such certificate;

(b)           Breach of Covenants: any breach by Monaco in the performance of its covenants or obligations in this Agreement; and

(c)   Excluded Liabilities of Monaco: any Liability of Monaco that is an Excluded Liability.

11.4        Limitations on Indemnification Amount.  International will not have any liability for indemnification with respect to the matters described in Section 11.2(a) and Monaco will not have any liability with respect to the matters described in Section 11.3(a) until the total of all Damages with respect to the matters for which the Member is otherwise liable exceeds $50,000 and then only for the amount by which the Damages exceed $50,000.  This limitation will not apply to any breaches of a party’s representations or warranties relating to its authority or its title to any property contributed to the Company.  Notwithstanding anything to the contrary in this Agreement, no party shall be liable for any amount in excess of $1,000,000 in the aggregate with respect to the matters described in Section 11.2(a) or 11.3(a) (as applicable).  For avoidance of doubt, any indemnification in respect of Excluded Liabilities shall not be subject to the limitations set forth in this Section 11.4.

11.5        Time Limitations.  No party will have any liability for indemnification under this Article XI unless the Person claiming the right to be indemnified (the “Indemnified Person”) gives notice to the party from whom indemnification is being sought (the “Indemnifying Person”), on or before the one (1) year anniversary of the Closing, stating that the Indemnified Person has paid or properly accrued for losses, or reasonably anticipates that it will incur liability for a loss for which the Indemnified Person is entitled to indemnification under this Agreement.  Notwithstanding the foregoing, no limitations as to the time for making claims (and such claims shall survive the termination of this Agreement) applies to (i) Excluded Liabilities, (ii) those involving a party’s representations or warranties relating to its authority or its title to any property contributed to the Company or (iii) those involving any covenant to be performed and complied with after the Closing.

11.6        Procedure for Indemnification—Third Party Claims.

(a) Notice.  Promptly, and in any event no later than 10 Business Days after receipt by a Person entitled to indemnification of notice of the commencement of any Proceeding against it, the indemnified Person will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of the claim; provided, however, that the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of the Proceeding is prejudiced by the indemnified Person’s failure to give the notice timely.

(b) Participation.  If any Proceeding referred to in Section 11.6(a) is brought against an indemnified Person and the indemnified Person gives notice to the indemnifying party of the commencement of the Proceeding, the indemnifying party may (i) participate in the Proceeding and (ii) elect by notice to the indemnified Person to assume the defense of the Proceeding with lawyers reasonably satisfactory to the indemnified Person unless (A) the indemnifying party is also a party to the Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate or (B) the indemnifying party fails to provide, promptly after giving notice to the indemnified Person, reasonable assurance to the indemnified Person of its financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding.  If the indemnifying party assumes the defense of the Proceeding, (1) the indemnifying party will not, as long as it diligently conducts the defense, be liable to the indemnified Person under this Section for any fees of other lawyers or any other expenses with respect to the defense of the Proceeding subsequently incurred by the indemnified Person in connection with the defense of the Proceeding, other than reasonable costs of investigation and (2) no compromise or settlement of the claims may be effected by the indemnifying party without the indemnified Person’s written consent (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified Person and (y) the sole relief provided is monetary damages that are paid in full by the indemnifying party.

(c) Right of Indemnified Person to Defend.  Notwithstanding the foregoing, if an indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle the Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which will not be unreasonably withheld or delayed).

11.7        Procedure for Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claim will be asserted by notice to the party from whom indemnification is sought promptly after becoming aware of the acts or omissions or facts and circumstances on which the claim is based, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified Person, except to the extent that the indemnifying party demonstrates that it is prejudiced by the failure.  That notice is notice of a Legal Claim for purposes of Section 10.1.

11.8        Satisfaction of Indemnification Obligations.

Subject to the terms and conditions of this Article XI and in accordance with the deadlines specified in the preceding subsections, an Indemnifying Person will satisfy its liability to the Company for indemnified Damages by paying the amount of the liability to the Company, and will satisfy its liability to any other Indemnified Person by paying the amount of the liability to such Indemnified Person.  Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct.  In the absence of directions within a reasonable period of time, payment may be made by check.

11.9        Exclusiveness of Remedies.  Except (a) as provided in Section 7.3(b) and 11.1(b), (b) for fraud or willful misconduct and (c) subject to the procedures set forth in Article 10, the remedies provided in this Article constitute the sole and exclusive remedies available to the Company and the Indemnified Persons with respect to matters covered in Sections 11.2 and 11.3.  Neither the foregoing nor anything else in this Agreement will limit the right of a party or the Company to enforce the performance of this Agreement or of any Contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity, including specific performance.  The parties waive any requirement that the Person seeking equitable relief post a bond or other security.  For the avoidance of doubt, this Article XI shall not apply to claims arising out of or relating to the performance of the Related Agreements.

ARTICLE XII
Competition

12.1        Competition.

(a) Generally.  Each Member will not, and will take all actions necessary to ensure that its Affiliates will not, engage in the activities prohibited by this Section 12.1.  For purposes of this Section 12.1, the “Restricted Period” for a Member lasts for so long as it or any of its Affiliates owns any interest in the Company, plus the shorter of (A) any period thereafter during which a Member is obligated to supply chassis to the other Member pursuant to this Agreement or the transactions contemplated by this Agreement and (B) twelve (12) months.

(b) Exclusive Supplier.  The Members agree that the Company shall be the exclusive manufacturer and supplier of all of Workhorse’s production requirements for its current and future portfolio of rear engine diesel recreational vehicle and low-floor bus stripped chassis products (excluding the “Whirlaway” platform) and the exclusive manufacturer and supplier of all of Monaco’s production requirements for all of its current and future rear engine diesel stripped chassis products. The Company hereby grants to Workhorse and Monaco the exclusive right and license to (i) combine (or have third parties combine) the chassis with vehicles bodies or any other components and (ii) resell (or have third parties resell) chassis and any complete vehicles upon which a chassis may be attached to third parties, subject to the terms and conditions of this Agreement, provided that Monaco shall not be permitted to resell chassis to up-fitters (other than Burlington Specialty Vehicles), truck equipment manufacturers or other OEMs (excluding Swagman Motorhomes) but may only resell the chassis (and the associated body) through its dealer network.

(c) Member Activities.  Monaco acknowledges and agrees that (i) Workhorse will re-sell the chassis it purchases from the Company to manufacturers of diesel motorhomes and low floor buses, including manufacturers which may compete with Monaco, and (ii) Monaco will use the chassis it purchases from the Company only in its internal production operations (and will not sell stripped chassis to any third party or resell chassis to up-fitters (other than Burlington Specialty Vehicles), truck equipment manufacturers or other OEMs (excluding Swagman Motorhomes), but may only resell the chassis (and the associated body) through its dealer network).  Workhorse acknowledges and agrees that Monaco’s finished products may compete with finished products offered by manufacturers that purchase stripped chassis from Workhorse.

(d) Restricted Activities.  Neither the Member nor any of its Affiliates will:

(i)            Non-Competition: during the Restricted Period, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, partner,

director, employee, member, agent or otherwise in carrying on any business similar to or competing with the Business anywhere in the United States (other than as a holder of not more than five percent of the issued voting securities of any company listed on any registered national securities exchange);

(ii)           Non-Solicitation of Employees: during the Restricted Period, either on its own account or in conjunction with or on behalf of any other Person, employ, solicit or entice away or attempt to employ, solicit or entice away from the Company or the other Member, any Person who is or will have been at the date of or within 24 months before any solicitation, enticement or attempt, an officer, Director, consultant or engineering, professional or administrative employee of the Company or of the other Member, whether or not that Person would commit a breach of contract by reason of leaving employment; provided, however, that the foregoing does not restrict a Member from employing any such person who was an employee of that Member while (A) serving as a Director or (B) providing services to the Company (whether as an employee, consultant or otherwise) nor does it restrict a Member’s general advertisements with respect to a position that are not specifically directed to officers, Directors, consultants or engineering, professional or administrative employees of the Company, and provided, further, that the Members may agree from time to time that this Section does not apply to specified persons; and

(iii)          Restriction on Use of Trademark and Trade name: at any time hereafter use as a company name, trademark or service mark the word “Custom Chassis Products “ or any similar word in a way likely to be confused with the name of the Company.

12.2        Independent Agreements.  The agreements set forth in Section 12.1 are, will be deemed, and will be construed as separate and independent agreements.  If any agreement or any part of the agreements is held invalid, void or unenforceable by any court of competent jurisdiction, then such invalidity, voidness or unenforceability will in no way render invalid, void or unenforceable any other part of the agreements; and Section 12.1 will in that case be construed as if the void, invalid or unenforceable provisions were omitted.

12.3        Scope of Restrictions.  While the restrictions contained in Sections 12.1 and 12.2 are considered by the Members to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may not be enforced as written by a court.  Accordingly, if any of those restrictions are determined to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Members, but would be valid if restrictive periods were reduced or if the range of activities or area dealt with were reduced in scope, then the periods, activities or area will apply with the modifications as are necessary to make them enforceable.

ARTICLE XIII
Confidentiality

13.1        Confidentiality—Confidential Information.  Except as otherwise expressly permitted by this Article XIII, each Member and the Company will keep confidential, will not disclose and will otherwise retain in strictest confidence any Confidential Information (as defined in Section 13.3), unless disclosure is (a) approved by both Members or (b) expressly permitted by this Article XIII.

13.2        Confidentiality—Company Information.  Except as otherwise expressly permitted by this Article XIII:

(a) Obligations of the Members.  Each Member will keep confidential, will not disclose, will not use, and will otherwise retain in strictest confidence the Company Information.  Without limiting the foregoing, each Member will use no less than the same degree of care, and no less than a reasonable degree of care, to protect the Company Information as it uses to protect its own trade secrets and confidential information.

(b) Obligations of the Company.  The Company will keep confidential, will not disclose, and will otherwise retain in strictest confidence the Company Information.  The foregoing permits the Company to use the Company Information, but the Company will adopt procedures in connection with its use of Company Information that are reasonably expected to prevent that information from becoming publicly available.  The foregoing does not limit the Company’s obligations otherwise set forth in this Article XIII, including those in Section 13.5 and Section 13.6.

13.3        Definitions—Company Information and Other.

(a) Company Information.  “Company Information” means all information (whether written, oral or in another form) that consists of, or includes, (i) Trade Secrets of the Company or any Member or (ii) Confidential Information.

(b) Trade Secrets.  “Trade Secrets” means trade secrets under applicable trade secret or other law; and includes, however documented, concepts, ideas, designs, know-how, methods, data, processes, formulae, compositions, improvements, inventions, discoveries, product specifications, past, current and planned research and development and manufacturing or distribution methods and processes, lists of actual or potential customers or suppliers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures, and any other information that is a trade secret within the meaning of Applicable Law.

(c) Confidential Information.  “Confidential Information” means written or other information concerning the Company or any Member, other than Trade Secrets; and, to the extent consistent with the foregoing definition, includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, information regarding dealer and customer distribution networks, the terms of this Agreement, the terms of the Business Plan, the terms of any executed confidentiality agreement and any information that is marked “confidential” or in some comparable manner.

13.4        Certain Exceptions.  The prohibitions in Sections 13.1 and 13.2 will not apply only to the extent that:

(a) Previously in Possession.  The disclosing Person (i) demonstrates through written records that the same Company Information was in its possession before disclosure to it and (ii) the disclosing Person provided the Company and each Member with written notice of prior possession either (A) before the execution and delivery of this Agreement or (B) if the disclosing Person later becomes aware of (through disclosure by the Company or otherwise) some aspect of the Company Information as to which it had prior possession, promptly upon its becoming aware of the Company Information;

(b)   Existing Product Business.  (i) Where Monaco is the disclosing Person, the Company Information or Confidential Information, as the case may be, relates to Monaco’s Product Business or the Monaco Contributed Assets or (ii) where International is the disclosing Person, the Company Information or Confidential Information, as the case may be, relates to International’s Product Business or the International Contributed Assets.

(c) Becomes Public.  The disclosing Person demonstrates (i) that the same information is currently publicly available or has become publicly available and (ii) that such public availability does not result from (A) the misappropriation or improper disclosure of such Company Information by the disclosing Person or (B) the obtaining of such Company Information by improper means of the disclosing Person;

(d) Independently Developed.  The disclosing Person demonstrates that the same information was developed independently by the disclosing Person without the use of the Company Information;

(e) Legal Obligation to Disclose.  The disclosing Person demonstrates that Applicable Law requires it to disclose the Company Information, but then only (i) to the extent disclosure is required and (ii) after giving the Company and each Member notice of the obligation so that it may seek a protective order or other similar or appropriate relief.  In the absence of an order or relief, the disclosing Person must use reasonable efforts to have the disclosed information treated confidentially consistent with this Article;

(f) Enforcement of Agreement.  The disclosing Person demonstrates that it is reasonably necessary for the disclosing Person to make the disclosure to enforce this Agreement, and then only if the disclosing Person undertakes in good faith to limit the manner and extent of that disclosure to the extent practical including obtaining protective orders from the court or arbitrator from whom enforcement is sought; or

(g) Stock Exchange Rules and Securities Laws.  The disclosing Person has determined, in good faith after consultation with outside counsel to the disclosing Person, that disclosure is necessary or desirable in order to comply with applicable stock exchange rules or federal or state securities laws.

13.5        Permitted Disclosure to Representatives.  Notwithstanding the prohibitions of this Article, each Member and the Company may disclose the terms of this Agreement and Company Information to its Representatives directly involved with the Company but:

(a)   only to the extent necessary for the Representative to accomplish his assigned tasks and otherwise strictly on a need to know basis; and

(b)   only if the Representative (i) is provided a copy of this Article and (ii) is advised in writing by the disclosing Person (A) that he is obligated to keep confidential, not disclose and retain in strictest confidence the terms of this Agreement and the Company Information strictly in accordance with terms of this Article and (B) that the Company or any Member may directly enforce the obligation.

“Representatives” means a Person’s directors, officers, employees, agents, consultants, advisors or other representatives, including lawyers, accountants and financial advisors.  In the case of a Member, “Representatives” includes the Representatives of that Member’s Affiliates.

13.6        Disclosure to Non-Representatives.  Any disclosure of the terms of this Agreement or any Company Information may be made to a non-Representative only if the receiving Person executes and delivers a confidentiality agreement in form and substance approved by the Board of Directors.

13.7        Continuing Protection of Trade Secrets.  Any Trade Secrets of the Company will also be entitled to all of the protections and benefits under Applicable Law.  If a court of competent jurisdiction determines that any Company Information that the Company deems to be a Trade Secret is not a Trade Secret, or ceases to be a Trade Secret under Applicable Law, then the Company Information will be considered Confidential Information for purposes of this Article.

13.8        Remedies.  Each Member recognizes that the activities proscribed by this Article will result in irreparable damage and harm to the Company and the Members and that the Company and Members and their Affiliates may be without an adequate remedy at law in the event of any such activities.  Therefore, if any of the foregoing Sections of this Article is breached or is threatened to be breached, the Company, each Member, and each of their Affiliates may: (a) obtain specific performance; (b) enjoin any Person that has breached or threatens to breach from engaging in any activity proscribed by this Article; and (c) pursue any one or more of the foregoing or any other remedy available to it under Applicable Law, including actual and/or punitive damages and set-off rights.  A Person seeking or obtaining any such relief will not be deemed to be precluded from obtaining any other relief to which that Person may be entitled.  Each Member waives on behalf of itself and each of its Affiliates any requirement that a Person seeking to enforce this Article submit proof of the economic value of any Trade Secret or post any bond or other security in connection therewith.

13.9        Attorney-Client Privilege.  To the extent that any Company Information includes materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company

Information (including Company Information related to pending or threatened litigation) to a Member, whether or not the Company has asserted, or is or may be entitled to assert, those privileges and protections.  The Company and the Members: (a) share a common legal and commercial interest in all such Company Information that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which such Company Information covered by those protections and privileges relates; and (c) intend that those privileges and protections remain intact if the Company or any Member becomes subject to any actual or threatened proceeding to which such Company Information covered by such protections and privileges relates.  In furtherance of the foregoing, no Member shall claim or contend, in proceedings involving the Company or any Member, that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to the Member.

13.10      Continuing Obligations.  The obligations in this Article will be effective from the date of this Agreement and will bind (a) the Company indefinitely and (b) each Member (i) with respect to the Confidential Information of the Company, for so long as that Member is bound by the non-competition provisions of Article XII and (ii) with respect to the Trade Secrets of the Company, for as long as those Trade Secrets remain trade secrets under Applicable Law.

13.11      No Limitation on Other Agreements.  The prohibitions in this Article are in addition to, and will be interpreted as separate and independent from, any similar prohibitions in any agreement between the Company and any of its Representatives that limits the use or disclosure of information concerning the Company.

ARTICLE XIV
Miscellaneous

14.1        Further Assurances.

(a) Generally.  The Members will (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other Member may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b) Transition.  In connection with and for a reasonable time following a permitted purchase of a Member’s Member Interest, the selling Member will cooperate in connection with any reasonable requests of the Company or the other Member to effect the purchase, but the selling Member will be entitled to be reimbursed the actual out-of-pocket expenses it incurs in complying with the request.

14.2        Notices.  Ordinary course business communications in connection with the performance of this Agreement may be given electronically, by fax, by mail or any other comparable means, but any such communication will be deemed received only upon actual receipt.  Any other notice, communication and delivery under this Agreement (including one of default or termination): (a) will be made in writing signed by the Person making it; (b) will specify the Section to which it relates; (c) will be delivered only (i) in person, (ii) by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, or (iii) by fax and with a confirming copy sent by a nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery; (d) unless given in person, will be given to the address specified below; (e) will be deemed given (i) if delivered in person, on the date of personal delivery, (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent, or (iii) if sent by fax with a copy sent by a nationally recognized Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent; and (f) will be deemed received (i) if delivered in person, on the date of personal delivery, (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent, and (iii) if sent by fax and with a confirming copy sent by a nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent.  The Person giving the notice will pay all delivery costs.  The addresses and the requirements for copies are as follows:

If to International, to:	with a copy to:

International Truck and Engine Investments Corporation and International Truck and Engine Corporation 4201 Winfield Road Warrenville, Illinois 60555 Attention: VP & GM Medium Truck Vehicle Center	International Truck and Engine Corporation 4201 Winfield Road Warrenville, Illinois 60555 Attention: Office of the General Counsel

If to Monaco, to:	with copies to:

Monaco Coach Corporation 91320 Industrial Way	Monaco Coach Corporation 606 Nelson’s Parkway
Coburg, Oregon 97408	Wakarusa, Indiana 46573
Attention: President	Attention: General Counsel

Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road Palo Alto, CA 95304
	Attention:	Henry P. Massey
Robert T. Ishii

Notice will be given to such other representatives or at such other addresses as a Person may furnish to the other Persons entitled to notice pursuant to the foregoing.  If notice is given pursuant to this Section of a permitted successor or assign of a Person, then notice will thereafter be given as set forth above also to such successor or assign of such Person.

14.3        Jurisdiction; Service of Process.  All actions or Proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) that are not subject to Article XI will be brought solely in the state or federal courts located in or for the State of Indiana.  Each Member hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or Proceeding against the other Member except in those courts.  Process in any action or Proceeding referred to in the preceding sentence may be served on any Member anywhere in the world.  Each Member irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement.  If any Member seeks to enforce its rights under this Agreement by joining another Person to a Proceeding before a jury in which the third party is a party, the parties will request the court to try the claims between the Members without submitting the matter to the jury.

14.4        Waiver.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  To the extent permitted by Applicable Law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Person, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Person; (b) no waiver that may be given by a Person will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Person will be deemed to be a waiver of any obligation of that Person or of the right of the Person giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.5        Entire Agreement and Modification.  This Agreement and the Related Agreements (a) supersede all prior agreements between the parties with respect to their subject matter and (b) constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to their subject matter.  This Agreement may not be amended except by a written agreement executed by the Members.

14.6        Assignments, Successors.  Except as expressly provided in this Agreement, neither Member may assign any of its rights under this Agreement without the prior written consent of the other Member.  Any such assignment without the other parties’ prior written consent shall be null and void.

14.7        No Third Party Rights.  Other than the rights provided under Section 5.11 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Members (and the Company) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Members (and the Company) and their successors and assigns.

14.8        Severability.  If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this

Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.9        Time is of the Essence; Computation of Time.  Time is of the essence of each and every provision of this Agreement.  If the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls on a day that is not a Business Day, then the Person having such privilege or duty will have until 5:00 p.m. (its local time) on the next succeeding Business Day to exercise its privilege or to discharge its duty.

14.10      Expenses.  Each Member will bear its own expenses incurred in connection with the negotiation, drafting, implementation and performance of this Agreement except as provided in Section 7.3(b)(iii).

14.11      Governing Law.  Except for the application of the United States Arbitration Act (9 U.S.C. §§ 1—16) to dispute resolution as provided in this Agreement, this Agreement, including issues arising out of or related to this Agreement, will be governed by the laws of the State of Indiana.

14.12      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Signature page follows.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

INTERNATIONAL TRUCK AND ENGINE CORPORATION

By:	/s/ Daniel C. Ustian
Name:	Daniel C. Ustian
Title:	Chairman, President and CEO

INTERNATIONAL TRUCK AND ENGINE INVESTMENTS CORPORATION

By:	/s/ Daniel C. Ustian
Name:	Daniel C. Ustian
Title:	Chairman, President and CEO

MONACO COACH CORPORATION

By:	/s/ Kay L. Toolson
Name:	Kay L. Toolson
Title:	Chief Executive Officer

Attachment 1.1
Definitions and Certain Rules of Construction

Part One: Definitions

“Actual Chassis Cost” means, with respect to each chassis manufactured by the Company, the product of (i) the Actual Per Unit Cost for such chassis and (ii) the applicable Chassis Volume.

“Actual Per Unit Cost” means, with respect to each chassis manufactured by the Company, the actual current materials cost for such chassis.

“Additional Capital Contributions” has the meaning given in Section 3.2(a).

“Affiliate” of a Person means:  (a) a director, officer, partner, member, manager, executor or trustee of a Person and (b) any Person directly or indirectly controlling, controlled by, or under common control with, that Person, provided, however, no party to this Agreement will be considered an affiliate of any other party solely by reason of its participation in the Company. For purposes of this definition, “control,” “controlling,” and “controlled” mean having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of a Person by contract, by virtue of share ownership or otherwise.

“Aggregate Actual Cost” means the sum of the Actual Chassis Costs for all chassis manufactured by the Company.

“Aggregate Baseline Cost” means the sum of the Baseline Chassis Costs for all chassis manufactured by the Company.

“Aggregate Chassis Volume” means the sum of the Chassis Volumes for all chassis manufactured by the Company.

“Agreement” has the meaning given in the opening paragraph.

“Applicable Law” means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, order, decree, judgment, award or injunction.

“Average Cost Savings” means, with respect to any Measurement Date, (i) the difference between the Aggregate Baseline Cost and the Aggregate Actual Cost divided by (ii) the Aggregate Chassis Volume.

“Baseline Assessment” has the meaning given in the Lease.

“Baseline Chassis Cost” means, with respect to each chassis manufactured by the Company, the product of (i) the Baseline Per Unit Cost for such chassis and (ii) the applicable Chassis Volume.

“Baseline Per Unit Cost” means the material costs for such chassis as the parties to the Agreement may agree.

“Best Efforts” means the efforts that a prudent Person who wants to obtain a result would use in similar circumstances to attempt to obtain that result.  An obligation to use Best Efforts under this Agreement does not require a Person to take actions that would result in a materially adverse change in the benefits of this Agreement and the Formation Transactions to that Person.

“Board of Directors” has the meaning given in Section 5.1(a).

“Book Capital Account” has the meaning given in Section 3.1 of Attachment 9.

“Business” has the meaning given in the Recitals.

“Business Day” means any day other than Saturday, Sunday or any public or legal holiday, whether federal or state, in the place in which a duty or obligation is to be performed.

“Business Dispute” has the meaning given in Section 5.8(a).

“Business Plan” has the meaning given in Section 5.7(a).

“Chair” has the meaning given in Section 5.2(b).

“Change of Control” has the meaning given in Section7.2(a)(vi).

“Chassis Volume” means, with respect to each chassis manufactured by the Company, the projected manufacturing volume for such chassis as set forth in the Business Plan with respect to the 12-month period ending on the relevant Measurement Date.

“Cleanup” means any investigation, remediation or other response action required by any Governmental Body with applicable jurisdiction pursuant to applicable Environmental Laws.

“Closing” has the meaning given in Section 2.7.

“Closing Date” has the meaning given in Section 2.7.

“Company” has the meaning given in the Recitals.

“Company Indemnified Person” has the meaning given in Section 5.11(a).

“Company Information” has the meaning given in Section 13.3(a).

“Confidential Information” has the meaning given in Section 14.3(c).

“Contract” means any binding contract, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, together with all related amendments, modifications, supplements, waivers and consents.

“Contributed Operating Asset” has the meaning given in Section 4.5(a).

“Cumulative Net Taxable Income” means, as of the end of each Fiscal Year of the Company for which a Tax Amount is to be determined, the sum of all taxable income for the current and all prior Fiscal Years reduced by the sum of all taxable losses for the current and all prior Fiscal Years.

“Cure Period” has the meaning given in Section 5.12(e).

“Damages” has the meaning given in Section 11.2.

“Default Event” has the meaning given in Section 7.2(a).

“Default Notice” has the meaning given in Section 7.3(a).

“Defaulting Member” has the meaning given in Section 7.2(a).

“Designated Representatives” has the meaning given in Section 5.8(b).

“Director” has the meaning given in Section 5.1(a).

“DLLCA” has the meaning given in Section 2.1(a).

“Dispute Notice” has the meaning given in Section 5.8(a).

“Effective Tax Rate” means the highest U.S. corporate income tax rate for that year plus the federal tax-effected state and local income tax rate in effect at the principal office of the Company.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life.

“Environmental Laws” means any Applicable Law relating to pollution or protection of human health, as it relates to exposure to Hazardous Materials, environment and natural resources, including those relating to the management, Release or threatened release of Hazardous Materials into the Environment or into any building or structure and the clean-up thereof.

“Environmental Permits” has the meaning given in Section 8.1 of Attachment 2.4-A.

“Excess Distribution Amount” has the meaning given in Section 4.5(b).

“Excluded Liabilities” has the meaning given in Section 11.2(c).

“Facility” means the factory at the Premises and related assets to be operated by the Company for the research, development, manufacturing and distribution of products to be manufactured by the Company.

“Fair Market/Statutory Value” has the meaning given in Section 1 of Attachment 9.

“Fiscal Year” means the twelve month period beginning November 1st of each year and ending October 31st of the following year.

“Formation Transactions” means all of the transactions contemplated by this Agreement, including the formation of the Company and the actions to be taken by the Members at the Closing.

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“GAAP Accounts and Statements” has the meaning given in Section 2.1 of Attachment 9.

“Goal” has the meaning given in Section 5.12(e).

“Governmental Authorization” means any consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law, but excluding consents, licenses, permits or other authorizations issued pursuant to Environmental Laws, which are covered under “Environmental Permits.”

“Governmental Body” means any governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Materials” means any waste, material, substance or pollutant that has been designated by any Governmental Body to be hazardous or toxic (including petroleum products, polychlorinated biphenyls (“PCBs”), friable asbestos or asbestos-containing materials and radioactive materials).

“Insolvency Proceeding” means any Proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors.

“International” has the meaning given in the opening paragraph of this Agreement.

“International Contributed Assets” has the meaning given in Section 2.8(a)(iv).

“International Director” has the meaning given in Section 5.1(b).

“International Disclosure Schedule” means the disclosure schedules delivered by International pursuant to this Agreement.

“International Indemnified Person” has the meaning given in Section 12.4(ii).

“International’s Product Business” has the meaning given in Section 1 of Attachment 2.4-A.

“IRC” has the meaning given in Section 1 of Attachment 9.

“Knowledge”, with respect to an individual, means “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person has, at the time with respect to which the term is used, “Knowledge” of such fact or other matter as set forth in the preceding sentence.

“Lease” means the real property lease among Monaco, the Company and ITEC.

“Legal Claim” has the meaning given in Section 10.1(a).

“Levy” has the meaning given in Section 7.2(a)(viii).

“Liabilities” has the meaning given in Section 11.2(c).

“Liquidation of the Company” has the meaning given in Section 1 of Attachment 9.

“Liquidation of a Member’s Interest” has the meaning given in Section 1 of Attachment 9.

“Manager” has the meaning given in Section 5.1(a).

“Manufacturing Cost Amount” has that meaning as provided in the Supply Agreement.

“Manufacturing Manager” has the meaning given in Section 5.5(a).

“Material International Consents” has the meaning given in Section 1.3 of Attachment 2.6-A.

“Material Monaco Consents” has the meaning given in Section 1.3 of Attachment 2.6-B.

“Material Default” has the meaning given in Section 7.2(a)(i).

“Measurement Date” shall mean the first Business Day following each of (i) the nine-month anniversary of the Closing, (ii) the twelve-month anniversary of the Closing, (iii) each six-month anniversary of the Closing thereafter and (iv) the final day of any Cure Period during which the Average Cost Savings has not otherwise been determined to have equaled or exceeded Goal.

“Member” means a Person who is a Member as provided in this Agreement, each permitted successor or assign of a Member, and, when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a Member.

“Member Interest” means all of a Member’s interest in the Company, including the Member’s economic interest and all management and other rights.  The interest is generally expressed as a percentage of all interests in the Company as determined in accordance with this Agreement.

“Member Loans” has the meaning given in Section 3.2(a).

“Monaco” has the meaning given in the opening paragraph of this Agreement.

“Monaco Contributed Assets” has the meaning given in Section 2.8(b)(iv).

“Monaco Director” has the meaning given in Section 5.1(b).

“Monaco Disclosure Schedule” means the disclosure schedules delivered by Monaco pursuant to this Agreement.

“Monaco Governmental Authorization” has the meaning given in Section 6.2 of Attachment 2.4-B.

“Monaco’s Product Business” has the meaning given in Section 1 of Attachment 2.4-B.

“Non-Contributing Member” has the meaning given in Section 3.3.

“Non-Defaulting Member” has the meaning given in Section 7.2(a).

“Officer” means any officer of the Company appointed pursuant to Section 5.4(a)(ix), and includes, for all applicable purposes in the Agreement, the Manufacturing Manager.

“Operating Asset” has the meaning given in Section 4.5(a).

“Order” means any award, order, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person only if it is consistent with the past practices of that Person and is taken in the ordinary course of the normal day-to-day operations of that Person; and, if undertaken by the Company, does not require approval by the Board of Directors or the Members.

“Organizational Documents” means:  (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Member” has the meaning given in Section 3.3.

“Party or Parties” means each or all, as applicable, of the entities who have executed and delivered this Agreement, each permitted successor or assign of a party and, when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a party.

“Permitted Encumbrances” has the meaning given in Section 1.4(b)(ii) of Attachment 2.6-A and Section 1.4(b)(ii) of Attachment 2.6-B.

“Person” means any person or entity of every kind and is to be construed as broadly as possible.

“Pre-contribution Gain” has the meaning given in Section 4.2(d) of Attachment 9.

“Pre-contribution Loss” has the meaning given in Section 4.2(d) of Attachment 9.

“Premises” has the meaning given in the Lease.

“Prime Rate” has the meaning given in Section 3.2(c).

“Principal Customer” has the meaning given in Section 4.5(a).

“Proceeding” means any action, arbitration, audit, litigation or suit (whether civil, criminal, administrative or investigative) commenced by or before, or otherwise involving, any Governmental Body or arbitrator.

“PPI” means the Producer Price Index for Commodities in the “Transportation Equipment Group,” Series ID: WPU14, as measured by the U.S. Department of Labor, Bureau of Labor Statistics.

“Purchasing Committee” has the meaning given in Section 5.12(a).

“Regulatory Allocations” has the meaning given in Section 4.4 of Attachment 9.

“Related Agreements” include, without limitation, the Joint Venture Supply Agreement, the Workhorse Services Agreement, the Monaco Services Agreement, and the Lease, each entered into as of the date hereof.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation & Liability Act of 1980.

“Representatives” has the meaning given in Section 13.5.

“Restricted Period” has the meaning given in Section 12.1.

“Shortfall Distributions” has the meaning given in Section 3.3(b).

“Shortfall Loan” has the meaning given in Section 3.3(b).

“Specified Interest Rate” has the meaning given in Section 3.2(c).

“Target” has the meaning given in Section 7.2(a)(vi).

“Tax” means any tax or other similar charge, whether based on income, the ownership of property, the happening of an event or otherwise (including penalties, interest or additions to tax related thereto), assessed by or under the authority of any Governmental Body or payable pursuant to any Contract relating to the sharing of the payment of any such tax or charge.

“Tax Amount” means the product of (i) the Effective Tax Rate and (ii) the Company’s Cumulative Net Taxable Income.  The Tax Amount will not be in excess of the product of (A) the Effective Tax Rate and (B) the Company’s taxable income for the Fiscal Year of the determination.

“Tax Regulations” has the meaning given in Section 1 of Attachment 9.

“Tax Return” means any return or other document required to be submitted to any Governmental Body in connection with any Tax.

“Trade Secrets” has the meaning given in Section 13.3(b).

“Transfer” has the meaning given in Section 6.1.

“Unit” has the meaning given in Section 2.9(b).

“Workhorse” has the meaning given in the Recitals.

Attachment 1.2 to Joint Venture Agreement
Certain Rules of Construction

For purposes of this Agreement:

1.               The phrase “breach of a representation” includes a misrepresentation and the failure of a representation to be accurate.

2.               “Including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations.

3.               “Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.

4.               When “Article,” “Section,” “Exhibit,” or “Attachment” is capitalized in this Agreement, it refers to an article, section, exhibit or attachment to this Agreement.

5.               “Will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative and not a futurity.

6.               Titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

7.               Whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

8.               Each exhibit and schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.

9.               Any reference to any statutory provision includes each successor provision and all Applicable Laws as to that provision.

10.         Acknowledging that the parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Attachment 2.4-A to Joint Venture Agreement
Representations and Warranties of International

1.                                       Organization and Good Standing. International is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority (a) to conduct its business as it is now being conducted to the extent related to the Business (“International’s Product Business”), the International Contributed Assets, or its participation in, including its satisfying its obligations to, the Company, and (b) to perform all its obligations under this Agreement and the Related Agreements.  International is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where such qualification is required.

2.                                       Authority; No Conflict

2.1                                 Enforceability. This Agreement and the Related Agreements constitute the legal, valid, and binding obligations of International, enforceable against International in accordance with their respective terms, subject to the Enforceability Exceptions. International has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements.

2.2                                 No Conflict, etc. Except as would not reasonably be expected to have a material adverse effect on International’s ability to complete the transactions contemplated by, or satisfy its obligations under, this Agreement, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation or performance of any of the transactions contemplated thereunder will, directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of International or (ii) any resolution adopted by the board of directors or the stockholders of International;

(b)                                 contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Related Agreements or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which International, or any of the International Contributed Assets, may be subject;

(c)                                  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by International and that otherwise relates to International’s Product Business or the ownership or use of any of the International Contributed Assets;

(d)                                 contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (i) under which International has or may acquire any rights, (ii) under which International has or may become subject to any obligations or liability, or (iii) by which International or any of the assets owned or used by it is or may become bound; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any of the International Contributed Assets.

3.                                       Consents and Notices. International is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements.

4.                                       Title to Properties; Encumbrances. International owns all the tangible personal properties and assets that constitute the International Contributed Assets.  All of the International Contributed Assets are free and clear of all Encumbrances (other than Permitted Encumbrances) except, with respect to all those properties and assets, (a) security interests listed in the International Disclosure Schedule as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) certain tooling included in the International Contributed Assets that is in the possession of suppliers.

5.                                       Condition. Except as would not reasonably be expected to have a material adverse effect on International’s ability to complete the transactions contemplated by, or satisfy its obligations under, this Agreement, (i) the equipment comprising the International Contributed Assets is in reasonable operating condition and repair, and is adequate for the uses to which it is currently being put, and (ii) none of that equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

6.                                       Compliance with Applicable Laws; Governmental Authorizations.

(a)                                  International’s Product Business and the International Contributed Assets are, and at all times since December 31, 2006 have been, in compliance in all material respects with each Applicable Law that is or was applicable to it or to the conduct or operation of International’s Product Business or the ownership or use of any of the International Contributed Assets, including the possession of all required Governmental Authorizations;

(b)                                 No event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in a material violation by International of, or a material failure on the part of International to comply with, any Applicable Law with respect to International’s Product Business or the International Contributed Assets, including the requirements of all required material Governmental Authorizations, or may give rise to any obligation on the part of International to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature with respect to International’s Product Business or the International Contributed Assets; and

(c)                                  International has not received, at any time since December 31, 2006, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, or potential material violation of, or material failure to comply with, any Applicable Law with respect to International’s Product Business or the International Contributed Assets, or any actual, alleged, or potential obligation on the part of International to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature with respect to International’s Product Business or the International Contributed Assets.

7.                                       Legal Proceedings. There is no Proceeding pending or, to International’s Knowledge, threatened, except as would not be material to International’s Product Business or the International Contributed Assets, taken as a whole:

(a)                                  that has been commenced by or against International that is reasonably expected to relate to International’s Product Business or any of the International Contributed Assets; or

(b)                                 that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Related Agreements.

8.                                       Orders.

(a)                                  There is no Order to which International is subject that is reasonably expected to relate to International’s Product Business or any of the International Contributed Assets in any material respect;

(b)                                 To the Knowledge of International, no officer, director, agent, or employee of International is subject to any Order that prohibits that officer, director, agent, or employee from engaging in or continuing any material conduct, activity, or practice relating to International’s Product Business;

(c)                                  International is, and at all times since December 31, 2006 has been, in material compliance with all of the terms and requirements of each Order to which it is or has been subject that relates to or affects International’s Product Business or to which any of the International Contributed Assets is or has been subject, in each case in any material respect;

(d)                                 No event has occurred or circumstance exists that could reasonably be expected to result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which International is or has been subject that is reasonably expected to relate to International’s Product Business or to which any of the International Contributed Assets is subject; and

(e)                                  International has not received, at any time since December 31, 2006, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any material term or requirement of any Order to which International is or has been subject that is reasonably expected to relate to International’s Product Business or as to which any of the International Contributed Assets is or has been subject.

9.                                       Brokers or Finders. International and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

Attachment 2.4-B to Joint Venture Agreement
Representations and Warranties of Monaco

1. Organization and Good Standing. Monaco is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority (a) to conduct its business as it is now being conducted to the extent related to the Business (“Monaco’s Product Business”), the Monaco Contributed Assets, or its participation in, including its satisfying its obligations to, the Company, and (b) to perform all its obligations under this Agreement and the Related Agreements.  Monaco is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where such qualification is required.

2. Authority; No Conflict.

2.1                   Enforceability. This Agreement and the Related Agreements constitute the legal, valid, and binding obligations of Monaco, enforceable against Monaco in accordance with their respective terms, subject to the Enforceability Exceptions.  Monaco has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements.

2.2                   No Conflict, etc. Except as would not reasonably be expected to have a material adverse effect on Monaco’s ability to complete the transactions contemplated by, or satisfy its obligations under, this Agreement, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation or performance of any of the transactions contemplated thereunder will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Monaco or (ii) any resolution adopted by the board of directors or the stockholders of Monaco;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Related Agreements or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Monaco, or any of the Monaco Contributed Assets, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Monaco and that otherwise relates to Monaco’s Product Business or the ownership or use of any of the Monaco Contributed Assets;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (i) under which Monaco has or may acquire any rights, (ii) under which Monaco has or may become subject to any obligations or liability, or (iii) by which Monaco or any of the assets owned or used by it is or may become bound;

or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Monaco Contributed Assets.

3. Consents and Notices.  Monaco is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements.

4. Title to Properties; Encumbrances. Monaco owns all the tangible personal properties and assets that constitute the Monaco Contributed Assets and owns fee title to the Premises.  All of the Monaco Contributed Assets and the Premises are free and clear of all Encumbrances (other than Permitted Encumbrances) and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all those properties and assets, (a) mortgages or security interests listed in the Monaco Disclosure Schedule as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes and assessments not yet delinquent, (c) with respect to real property, (i) imperfections of title and encumbrances, if any, none of which materially impairs the use of the property subject thereto, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto and (d) certain tooling included in the Monaco Contributed Assets that is in the possession of suppliers. The Premises does not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

5. Condition. Except as would not reasonably be expected to have a material adverse effect on Monaco’s ability to complete the transactions contemplated by, or satisfy its obligations under, this Agreement, (i) the equipment comprising the Monaco Contributed Assets is in reasonable operating condition and repair, and is adequate for the uses to which it is currently being put, and (ii) none of that equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

6. Compliance with Applicable Laws; Governmental Authorizations.

6.1       Generally.

(a) Monaco’s Product Business, the Monaco Contributed Assets are, and at all times since December 31, 2006 have been, in material compliance with each Applicable Law that is or was applicable to it or to the conduct or operation of Monaco’s Product Business or the ownership or use of any of the Monaco Contributed Assets, including the possession of all required Governmental Authorizations;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to result in a material violation by Monaco of, or a failure on the part of Monaco to comply with, any Applicable Law with respect to Monaco’s Product Business, the Monaco Contributed Assets, including the requirements of all required material Governmental Authorizations, or may give rise to any obligation on the part of Monaco to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature with respect to Monaco’s Product Business, the Monaco Contributed Assets; and

(c) Monaco has not received, at any time since December 31, 2006, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, or potential material violation of, or material failure to comply with, any Applicable Law with respect to Monaco’s Product Business, the Monaco Contributed Assets or the Premises, or any actual, alleged, or potential obligation on the part of Monaco to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature with respect to Monaco’s Product Business, the Monaco Contributed Assets or the Premises.

6.2                               Governmental Authorizations. Each material Governmental Authorization held by Monaco that pertains to Monaco’s Product Business, the Monaco Contributed Assets (each, a “Monaco Governmental Authorization”) is valid and in full force and effect. Except as set forth in the Monaco Disclosure Schedule, and except as would not reasonably be expected to have a material adverse effect on (x) the Company or its expected operations or (y) Monaco’s ability to consummate the transactions contemplated by, or satisfy its obligations under, this Agreement:

(a) Monaco has not received, at any time since December 31, 2006, any written notice regarding any actual, alleged or potential violation of or failure to comply with any term or requirement of any Monaco Governmental Authorization with respect to Monaco’s Product Business, the Premises or any of the Monaco Contributed Assets, or any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Monaco Governmental Authorization; and

(b) all applications required to have been filed for the renewal of the Monaco Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to those Monaco Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Monaco Governmental Authorizations collectively constitute all of the material Governmental Authorizations necessary to permit Monaco to lawfully conduct and operate Monaco’s Product Business in the manner Monaco currently conducts and operates Monaco’s Product Business and to permit Monaco to own and use the Monaco Contributed Assets in the manner in which it currently owns and uses the Monaco Contributed Assets.

 7. Legal Proceedings; Orders.

    7.1       Generally. There is no Proceeding pending or, to Monaco’s Knowledge, threatened:

(a) that has been commenced by or against Monaco that is reasonably expected to relate to Monaco’s Product Business, the Premises or any of the Monaco Contributed Assets; or

(b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Related Agreements.

                7.2           Orders.

                (a) There is no Order to which Monaco is subject that is reasonably expected to relate to Monaco’s Product Business, the Premises or any of the Monaco Contributed Assets in any material respect;

                (b) To the Knowledge of Monaco, no officer, director, agent, or employee of Monaco is subject to any Order that prohibits that officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to Monaco’s Product Business;

                (c) Monaco is, and at all times since December 31, 2006 has been, in material compliance with all of the terms and requirements of each Order to which it is or has been subject that relates to or affects Monaco’s Product Business or to which the Premises or any of the Monaco Contributed Assets is or has been subject, in each case in any material respect;

                (d) No event has occurred or circumstance exists that would reasonably be expected to result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which Monaco is or has been subject that is reasonably expected to relate to Monaco’s Product Business or to which the Premises or any of the Monaco Contributed Assets is subject; and

                (e) Monaco has not received, at any time since December 31, 2006, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any material term or requirement of any Order to which Monaco is or has been subject that is reasonably expected to relate to Monaco’s Product Business or as to which the Premises or any of the Monaco Contributed Assets is or has been subject.

8. Environmental.

8.1                   Compliance.  Except as disclosed in the Monaco Disclosure Schedule, with respect to the Premises:  (a) there are no pending or, to the knowledge of Monaco, threatened claims with respect to the Premises alleging non-compliance with Environmental Law or release or threatened release of Hazardous Materials; (b) to the knowledge of Monaco, there are no other unresolved violations of any Environmental Law with respect to the Premises; and (c) all material governmental approvals, authorizations, permits and consents required, if any, under any Environmental Law (“Environmental Permits”) are valid and in full force and effect.

8.2                 Threatened Claim.  There are no pending or, to the Knowledge of Monaco, threatened claims resulting from any violation of Environmental Law, in connection with the operation of Monaco’s Product Business or with respect to or affecting the Premises.

8.3                 Presence of Hazardous Materials. To the knowledge of Monaco and except as would not reasonably be expected to result in a material liability to Monaco, no Hazardous Materials are present on the Premises that would require Cleanup.

8.4                 Releases. To the knowledge of Monaco, there has been no Release or disposal or arrangement for disposal of, or exposure to, any Hazardous Materials at or from the Premises or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed by Monaco in connection with the operation of Monaco’s Product Business which would give rise to any current or future material or potentially material liability or corrective or remedial obligation under any Environmental Law.

8.5                 Certain Copies. Monaco has delivered to International true and complete copies and results of any Phase 1 or Phase 2 environmental Premises assessment reports relating to the Premises in its possession, custody or control.

8.6                 Environmental Representations. Notwithstanding anything to the contrary elsewhere in this Agreement, the representations and warranties in this Section 8 are the only representations and warranties Monaco is making that pertain or relate to the Environment, Hazardous Materials, Environmental Laws or Environmental Permits.

9. Labor Relations. Monaco has not been and is not a party to any collective bargaining or other labor Contract that covers any of the employees who are employed in the operation of Monaco’s Product Business. Since December 31, 2006, there has not been, there is not presently pending or existing, and to Monaco’s Knowledge there is not threatened:  (a) any strike, slowdown, picketing, work stoppage, or employee grievance process that covers any of the employees who are employed in the operation of Monaco’s Product Business; (b) any Proceeding against or affecting Monaco that covers any of the employees who are employed in the operation of Monaco’s Product Business relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Monaco’s Product Business or any of the Monaco Contributed Assets; or (c) any application for certification of a collective bargaining agent affecting any of the employees who are employed in Monaco’s Product Business.

10. Employee Benefits. Neither the Company nor International shall be liable for or required to pay or accrue any salaries, employee benefits of any kind, or other compensation of or to any of the employees who are employed in Monaco’s Product Business with respect to services rendered to Monaco or any of its Affiliates (other than the Company) prior to the Closing.

11. Brokers or Finders. Monaco and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

Attachment 2.5 to Joint Venture Agreement
Covenants of International and Monaco
Prior to Closing Date

This sets forth agreements of the Members between the date of this Agreement and the Closing.

1.                                       Access and Investigation. International and Monaco will each, for the purpose of consummating the transactions contemplated by this Agreement and provided that such access and investigation shall not cause either party to breach its existing obligations, (a) grant to the other and its employees, agents and representatives, upon reasonable prior notice and during such reasonable times as they agree upon, access to each other’s personnel, properties, contracts, books and records, and other documents and data pertaining to the assets to be contributed to, and liabilities and obligations to be assumed by, the Company, (b) furnish to each other copies of all such contracts, books and records, and other documents and data as may reasonably be requested, and (c) furnish each other with such additional financial, operating, and other data and information as may reasonably be requested pertaining to the assets to be contributed to, and liabilities and obligations to be assumed by, the Company.  Any access to the properties of either Member shall be subject to such Member’s reasonable security measures.

2.                                       Best Efforts. Neither International nor Monaco will, without the prior consent of the other, take any affirmative action, or fail to take any reasonable action within its control, as a result of which it is reasonably likely that a condition of Closing will not be fulfilled, and each will use its Best Efforts to cause the conditions of Closing to be fulfilled.

3.                                       Required Approvals, Consents and Filings. International and Monaco will each use Best Efforts to obtain all consents and approvals that it is required to obtain or to cause to be obtained in order to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, as promptly as practicable after the date of this Agreement, International and Monaco will make all filings required to be made by them in order to consummate the transactions contemplated by this Agreement. International and Monaco will cooperate with respect to all filings that they may mutually elect to make or that either of them is required by Applicable Law to make in connection with the transactions contemplated by this Agreement.

4.                                       Notification.  International and Monaco (a) will each promptly notify the other in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties made by such party as of the date of this Agreement or as of the Closing (to the extent such breach would result in any of the conditions of Section 2.6 and its Attachments not being satisfied) and (b) will provide the other with a supplement to the International Disclosure Schedule or the Monaco Disclosure Schedule (as applicable) setting out such fact or condition and the required amendment to the representations and warranties. Each party will promptly notify the other of any breach of any covenant of this Attachment or of the occurrence of any event that would result in any of the conditions of Section 2.6 and its Attachments not being satisfied.

5.                                       Maintain Ordinary Course of Business. International and Monaco will each use its Best Efforts to (a) ensure that the International Contributed Assets and the Monaco Contributed Assets, as applicable, are maintained in accordance with past practices (except for cutbacks in personnel to be undertaken in connection with the formation of the Company and with respect to which each party agrees to keep the other fully advised), (b) conduct the existing International’s Product Business and Monaco’s Product Business, as applicable, of each party only in the Ordinary Course of Business, and (c) not incur any material liabilities or commitments that affect or form a part of the International Contributed Assets or the Monaco Contributed Assets, as applicable, that are not in the Ordinary Course of Business.

Attachment 2.6-A to Joint Venture Agreement
Conditions Precedent to International’s Obligations
to Close and Right to Terminate Prior to Closing

International’s obligation to contribute assets to the Company in accordance with Article 2 of the Agreement and to take the other actions required to be taken by International at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by International, in whole or in part):

1. Conditions Precedent.

1.1       Accuracy of Representations.

(a)             All of Monaco’s representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made, except for those representations and warranties given as of a specified date, which shall be accurate in all material respects as of such specified date (in each case, without giving effect to any exceptions made in such certificate).

(b)            Each of the representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made, except for those representations and warranties given as of a specified date that contain an express materiality qualifier, which shall be accurate in all respects as of such specified date (in each case, without giving effect to any exceptions made in such certificate).

1.2                                 Monaco’s Performance. All of the covenants and obligations (including the covenants in Section 2.6 and its Attachment) that Monaco is required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of those covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

1.3                                 Consents. Each of the Consents identified in the Monaco Disclosure Schedule (the “Material Monaco Consents”) must have been obtained and must be in full force and effect.

1.4                                Additional Documents. Monaco shall have caused the documents and instruments required by Section 2.8(b) and the following documents to be delivered (or tendered subject only to Closing) to International:

(a)             As to each material Monaco Contributed Asset that is subject to an Encumbrance other than a Permitted Encumbrance:

(i)               a statement from the holder of each note and security interest, if any, dated the Closing Date that (1) sets forth the principal amount then outstanding on the indebtedness represented by such note or secured by such instrument, and the interest rate thereon and (2) contains a statement to the effect that Monaco, as obligor under such note or instrument, is not in default under any of its provisions; and

(ii)            a release of all Encumbrances on such Monaco Contributed Assets, other than Encumbrances that do not have a material adverse effect on the use or value of such Monaco Contributed Assets (“Permitted Encumbrances”).

1.5                   No Proceedings. Since the date of this Agreement, there has not been commenced or threatened against International or Monaco, or against any Affiliate of International or Monaco, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Formation Transactions or (b) that creates a reasonable likelihood of preventing, substantially delaying or making illegal any of the Formation Transactions.

1.6       Related Agreements.  The relevant Persons shall have entered into the Related Agreements.

2. Termination Before Closing.

2.1                   Termination Events.  This Agreement may, by notice given before or at the Closing, be terminated by International:

                                  (a) if a material breach of any provision of Attachment 2.5 has not, to the extent curable, been cured within 30 days after delivery of notice of such breach by International to Monaco and has not been waived by International; or

                                  (b) if the Closing has not occurred on or before March 30, 2007, or such later date as the parties may agree upon, unless International is in material breach of this Agreement.

This Agreement may also be terminated before Closing by mutual consent of Monaco and International.

2.2                 Effect of Termination.  International’s right of termination under Section 2.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 2.1, all further obligations of International under this Agreement will terminate, except that the obligations of the parties in Section 14.10 will survive; provided, however, that if this Agreement is terminated by International because of a willful breach of this Agreement by Monaco, International’s right to pursue all legal and equitable remedies will survive the termination unimpaired.

Attachment 2.6-B to Joint Venture Agreement
Conditions Precedent to Monaco’s Obligations to Close
and Right to Terminate Prior to Closing

Monaco’s obligation to contribute assets to the Company in accordance with Article 2 of the Agreement and to take the other actions required to be taken by Monaco at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Monaco, in whole or in part):

1.     Conditions Precedent.

1.1                               Accuracy of Representations.

a.     All of International’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made, except for those representations and warranties given as of a specified date, which shall be accurate in all material respects as of such specified date (in each case, without giving effect to any exceptions made in such certificate).

b.     Each of the representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made, except for those representations and warranties given as of a specified date that contain an express materiality qualifier, which shall be accurate in all respects as of such specified date (in each case, without giving effect to any exceptions made in such certificate).

1.2                               International’s Performance. All of the covenants and obligations (including the covenants in Section 2.6 and its Attachment) that International is required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of those covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

1.3                               Consents. Each of the Consents identified in the International Disclosure Schedule (the “Material International Consents”) must have been obtained and must be in full force and effect.

1.4                               Additional Documents. International shall have caused the documents and instruments required by Section 2.8(a) and the following documents to be delivered (or tendered subject only to Closing) to Monaco:

a.             As to each material International Contributed Asset that is subject to an Encumbrance, other than a Permitted Encumbrance:

(i)                   a statement from the holder of each note and security interest, if any, dated the Closing Date, that (1) sets forth the principal amount then outstanding on the indebtedness represented by such note or secured by such instrument, and the interest rate thereon and (2) contains a statement to the effect that International, as obligor under such note or instrument, is not in default under any of its provisions; and

(ii)              a release of all Encumbrances on such International Contributed Assets, other than Encumbrances that do not have a material adverse effect on the use or value of such International Contributed Assets (“Permitted Encumbrances”);

1.5                               No Proceedings. Since the date of this Agreement, there has not been commenced or threatened against Monaco or International, or against any Affiliate of Monaco or International, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Formation Transactions, or (b) that creates a reasonable likelihood of preventing, substantially delaying or making illegal any of the Formation Transactions.

1.6                               Related Agreements. The relevant Persons shall have entered into the Related Agreements.

2.             Termination Before Closing.

2.1                               Termination Events. This Agreement may, by notice given before or at the Closing, be terminated by Monaco:

a.     if a material breach of any provision of Attachment 2.5 , has not, to the extent curable, been cured within 30 days after delivery of notice of such breach by Monaco to International and has not been waived by Monaco; or

b.     if the Closing has not occurred on or before March 30, 2007, or such later date as the parties may agree upon, unless Monaco is in material breach of this Agreement.

This Agreement may also be terminated before Closing by mutual consent of International and Monaco.

2.2                               Effect of Termination.  Monaco’s right of termination under Section 2.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 2.1, all further obligations of Monaco under this Agreement will terminate, except that the obligations of the parties in Section 14.10 (Expenses) will survive; provided, however, that if this Agreement is terminated by Monaco because of a willful breach of this Agreement by International, Monaco’s right to pursue all legal and equitable remedies will survive the termination unimpaired.

Attachment 9 to Joint Venture Agreement
Accounting and Tax Matters

1.               Definitions.

“Fair Market / Statutory Value” of an item of Company property means the greater of (a) the fair market value of such property or (b) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of IRC § 7701(g). For purposes of this definition, the fair market value shall be determined in accordance with the procedures set forth in Section 4.5(b) of the Agreement.

“Liquidation” of a Member’s interest in the Company occurs upon the earlier of:  (a) the date upon which there is a liquidation of the Company; or (b) the date upon which there is a liquidation of the Member’s interest in the Company under paragraph (d) of Tax Regulations § 1.761-1.

“Liquidation” of the Company occurs upon the earlier of:  (a) the date upon which the Company is terminated under IRC § 708(b)(1); or (b) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining balance to its Members).

“Pre-contribution Gain or Loss Property” is defined in Section 4.2.

“Tax Regulations” means the regulations issued under the Internal Revenue Code of 1986 (“IRC”).

2.               GAAP, Book and Tax Accounting.

2.1                               GAAP Accounts and Statements.  The Company will establish and maintain accounts and will prepare and distribute financial statements in accordance with GAAP (the “GAAP Accounts and Statements”).

2.2                               Book Accounts and Statements.  Book accounts will be maintained in accordance with Section 3 below. To the extent the value of assets contributed to the Company differs from their GAAP values or to the extent this Agreement requires that items of operational income or expense be recorded differently from GAAP principles, the Company will maintain adequate records to reflect such differences.

2.3                               Tax Accounts and Statements. The Company will establish and maintain accounts and will prepare and distribute statements, returns and other documents as are necessary to prepare and file the Company’s tax records and reports.

2.4                               Reconciliation. The Company will prepare annually and distribute to the Members a schedule reconciling the GAAP, book and tax statements.

2.5                               GAAP. If GAAP principles permit a transaction to be accounted for in more than one way, the Company will follow the principle adopted by International.

3.               Book Accounts.

3.1                               Book Capital Account. The Company will establish and maintain a capital account for each Member (the “Book Capital Account”).

(a)   Each Member’s Book Capital Account is increased by:

(i)            the amount of money contributed by the Member to the Company;

(ii)                  the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company assumes);

(iii)               allocations to the Member of Company book income and gain;

(iv)              upon the revaluation of Company property pursuant to Section 3.3, the book gain (if any) that would have been allocated to the Member if such Company property had been sold at its Fair Market Value immediately before the event that requires the revaluation; and

(v)                 upon distribution of Company property to a Member, if the Company property is not revalued pursuant to Section 3.3, the book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Fair Market Value immediately before the distribution;

(b)   and is decreased by:

(i)                     the amount of money distributed to it by the Company;

(ii)                  the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property which the Member assumes);

(iii)               allocations of Company book loss;

(iv)              upon the revaluation of Company property pursuant to Section 3.3, the book loss (if any) that would have been allocated to the Member if such Company property had been sold at its Fair Market Value immediately before the event that requires the revaluation; and

(v)                 upon distribution of Company property to a Member, if the Company property is not revalued pursuant to Section 3.3, the book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Fair Market Value immediately before the distribution;

and shall be otherwise adjusted in accordance with the additional rules set forth in the Tax Regulations. Company book income and book loss shall be determined on the same basis as partnership income, gain, deduction, and loss is determined for purposes of maintaining capital accounts under the rules set forth in Section 1.704-1(b)(2)(iv) of the Tax Regulations. The Company may (if the Members so determine), upon the occurrence of the events specified in Section 1.704-1(b)(2)(iv)(f) of the Tax Regulations, increase or decrease the Book Capital Accounts of the Members in accordance with the rules of such regulation and Section 1.704-1(b)(2)(iv)(g) of the Tax Regulations to reflect a revaluation of Company property.

3.2                               Liability Assumption. For purposes of Section 3.1(b) a liability is “assumed” by the Company or a Member only to the extent that the assuming party is thereby subjected to personal liability with respect to such obligation, the obligee is aware of the assumption and can directly enforce the assuming party’s obligation, and, as between the assuming party and the party from whom the liability is assumed, the assuming party is ultimately liable.

3.3                               Revaluation When Interest Is Acquired from or Relinquished to Company.

(a)   In connection with:

(i)                   a contribution of money or other property to the Company by a new or existing Member as consideration for an interest in the Company;

(ii)                the distribution of money or other property by the Company to a retiring or continuing Member as consideration for an interest in the Company; and

(iii)              the liquidation of the Company;

the Company will increase or decrease the book value of its property to its Fair Market Value.

(b)   The Company will adjust the Book Capital Accounts to reflect such revaluation in the manner in which the unrealized income, gain, loss, or deduction inherent in such property would be allocated if there were a taxable disposition on such property for its fair market value on the date of revaluation.

3.4                               Transfer. Upon the transfer of all or a part of an interest in the Company, the Book Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee.

4. Tax Accounting.

4.1                               Members’ Shares of Taxable Income, Etc.  The Company will allocate the Company’s taxable income or loss and of its separately stated items of income, gain, loss, deduction and credit among the members in accordance with the allocation of such income, gains, losses, and deductions among the Members for computing their Book Capital Accounts, provided that, if any such allocation is not permitted by the Tax Regulations or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Book Capital Accounts.

4.2                               Allocations with respect to property contributed or deemed contributed to the Company with Pre-Contribution Gain or Loss.

(a)          Depreciation deductions with respect to Pre-contribution Gain or Loss Property (based on the Company’s basis therein), to the extent possible, shall be allocated first to the non-contributing Member in an amount equal to the book depreciation or amortization expense allocated to that Member, and the balance of the deduction, if any, shall be allocated to the contributing Member.

(b)         The total income, gain, loss or deduction allocated to the Members for a taxable year with respect to Pre-contribution Gain or Loss Property cannot exceed the total income, gain, loss or deduction of the Company with respect to that property for the taxable year.

(c)          If the Company sells or exchanges Pre-contribution Gain or Loss Property, solely for tax purposes the adjusted Pre-Contribution Gain or Loss shall be allocated to the contributing Member.

(d)         “Pre-contribution Gain” is the excess of a property’s value, as reflected in the Member’s Book Capital Account at the time of contribution, over the contributing Member’s adjusted tax basis in the property at the time of contribution.  “Precontribution Loss” is the excess of the contributing Member’s adjusted tax basis in a property at the time of contribution over the property’s value, as reflected in the Member’s Book Capital Account at the time of contribution.  “Precontribution Gain or Loss Property” is property that has been contributed to the Company which has Pre-contribution Gain or Pre-contribution Loss.

(e)          If the value of any Company asset as reflected in the Member’s Book Capital Accounts is adjusted pursuant to the requirements of Section 1.704-1(b)(2)(iv)(e) or (f) of the Tax Regulations, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value as reflected in the Member’s Book Capital Accounts in the same manner as described above in paragraphs (a) through (d) of this Section 4.2 as though such variation constituted Pre-Contribution Gain or Pre-Contribution Loss.

(f)            Allocations pursuant to Section 4.1 and this Section 4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Book Capital Account or share of book profits, book losses distributions or other Company items pursuant to any provision of this Agreement.

4.3                                 Special Allocations.

(a)          Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, except as otherwise provided in Tax Regulation § 1.704-2(f), if there is a net decrease in Company minimum gain during any Fiscal Year, each Member will be specially allocated items of Company income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company minimum gain, determined in accordance with Tax Regulations § 1.704-2(g). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Tax Regulations §§ 1.704-(f)(6) and1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Tax Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(b)         Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Tax Regulations §§ 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Tax Regulations, then items of Company income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Tax Regulations, the adjusted capital account deficit of such

Member as quickly as possible, but an allocation pursuant to this paragraph shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this paragraph were not in the Agreement.

(c)          Gross Income Allocation. In the event any Member has a deficit Book Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) any amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Tax Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5), then that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; but an allocation pursuant to this paragraph shall be made only if and to the extent that such Member would have a deficit Book Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if this Subsection 4.3(c) and the preceding Subsection 4.3(b) were not in the Agreement.

(d)         Nonrecourse Deductions. Nonrecourse deductions for any Fiscal Year shall be allocated to the Members pro rata in accordance with their Member Interests.

(e)          IRC § 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC § 734(b) or IRC § 743(b) is required, pursuant to Tax Regulations § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1 (b)(2)(iv)(m)(4), to be taken into account in determining Book Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Book Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Tax Regulation § 1.704-1 (b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Tax Regulation § 1.704-1 (b)(2)(iv)(m)(4) applies.

4.4                               Regulatory Allocations.  The allocations set forth in Section 4.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Tax Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations, or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. However, offsetting special allocations of Company income, gain, loss or deduction shall be made, in whatever manner the Members deem appropriate, so that, after such offsetting allocations are made, each Member’s Book Capital Account balance is, to the extent possible, equal to the Book Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Agreement without regard to the Regulatory Allocations.  In exercising their discretion under this Section, the Members will take into account future Regulatory Allocations under Section 4.3 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 4.3.

4.5                               IRC § 754 Election.  If requested by a Member, the Company will make the election under IRC § 754 to adjust the basis of Company property pursuant to IRC §§ 734 and 743.

5. Tax Matters Member.

5.1                               Designation.  International will be the Tax Matters Member of the Company.

5.2                               Duties.  The duties of the Tax Matters Member include the following:

(a)          to cause the preparation of the Company’s tax returns by an independent certified public accountant reasonably acceptable to each Member, which tax returns shall be timely filed by the due date (including extensions) for filing; provided, that a draft of each income or franchise tax return shall be provided to each of the Members for review and comment no later than 60 days after the end of the Company’s Fiscal Year, and a draft of each other material tax return shall be provided to each of the Members for review and comment  at least twenty (20) days prior to the due date (including extensions) for filing, and no such tax return shall be filed without the unanimous consent of the Members, which consent shall not be unreasonably withheld, conditioned or delayed;

(a)          to represent the Company in all administrative proceedings with all federal and state taxing authorities; and

(b)         to settle, compromise, litigate or pursue any course of action with respect to any dispute with respect to any tax issue; except that the Tax Matters Member shall not take any of the foregoing actions without the unanimous consent of the Members.

The Members shall cooperate in good faith to resolve any disputes with respect to the matters set forth in this Section 5.2. If any such dispute cannot be resolved within fifteen (15) days of notice of such dispute, it shall be referred for resolution to an independent certified accountant reasonably acceptable to each Member (which shall not be the accountant referred to in Section 5.2(a) hereof).

5.3                               Giving Notice.  The Tax Matters Member shall take all reasonable steps necessary to keep all Members informed as to the status of any action, audit, hearing, settlement, litigation or other tax matter.  The Tax Matters Member shall provide each Member with a copy of all written communications between any taxing authority and the Tax Matters Member.

5.4                               Effective Tax Rate Calculation.  The Tax Matters Member shall, from time to time, as necessary due to the effects of changes in federal or state income taxes or changes in the Company’s operations, cause the Effective Tax Rate to be recalculated and updated.

5.5                               Rights of Members. Notwithstanding anything in this Section 5, each Member shall have the right to participate in any administrative or judicial proceeding to the extent provided by the IRC.

5.6                               Partnership Classification for Tax Purposes.  The Company is intended to be a partnership for U.S. federal, state and local income tax purposes and the Tax Matters

Member shall cause to be filed with the appropriate tax authorities any elections or other documents necessary to give due legal effect to such position, if any.  No Member shall file (and each Member hereby represents that it has not filed) any income tax election or other document that is inconsistent with the Company’s position regarding its classification as a “partnership” for applicable Federal, State and local income tax purposes.

International Disclosure Schedule

None.

Monaco Disclosure Schedule

None.